Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

HESKA CORPORATION,

ANTECH DIAGNOSTICS, INC.,

HELSINKI MERGER SUB LLC

and (solely for the purpose of Section 9.15)

MARS, INCORPORATED

Dated as of March 31, 2023

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 31, 2023, is by and among Heska Corporation, a Delaware corporation (the “Company”), Antech Diagnostics, Inc., a California corporation (“Acquiror”), Helsinki Merger Sub LLC, a Delaware limited liability company and direct or indirect wholly-owned Subsidiary of Acquiror (“Merger Sub”), and, solely for the purposes of Section 9.15, Mars, Incorporated, a Delaware corporation (“Parent”). Parent (solely for the purposes of Section 9.15), Acquiror, Merger Sub and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions contained herein, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation;

WHEREAS, in connection with the Merger (as defined below), each outstanding share of public common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time (as defined below) (other than any Cancelled Shares, any Dissenting Shares and any Remainder Shares (each as defined below)) will be automatically converted into the right to receive the Merger Consideration (as defined below) upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”), after due and careful consideration, and in consultation with the Company’s tax, legal and financial advisors, has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (b) approved, authorized, adopted and declared advisable this Agreement, the Merger and other transactions contemplated hereby and (c) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board of Directors”) has unanimously approved the Merger and authorized the execution and delivery by Acquiror of this Agreement, the performance by Acquiror of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, the board of managers of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein; (b) determined that this Agreement and the Merger are fair to, advisable and in the best interests of Merger Sub and its sole member; (c) resolved to submit this Agreement to the sole member of Merger Sub for its approval of the adoption hereof; and (d) resolved to recommend the adoption of this Agreement by the sole member of Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent, Acquiror and Merger Sub to enter into this Agreement, each of Kevin S. Wilson and David E. Sveen is entering into a voting agreement with Acquiror (each, a “Voting Agreement”), pursuant to which such person is agreeing to vote all of the shares of Company Common Stock beneficially owned by it in favor of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, at the Company Special Meeting (as defined below); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are no less favorable (other than in any immaterial and non-substantive respect) to the Company than those that are contained in the Confidentiality Agreement (including standstill restrictions, except that such agreement need not contain any restriction that would prohibit the counterparty from making a Company Takeover Proposal to the Company Board of Directors or acquiring the Company pursuant to such Company Takeover Proposal as contemplated by this Agreement) and that does not prohibit the Company from providing to Acquiror the information required to be provided pursuant to Section 6.3.

“Acquiror Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing that prevents, materially delays or materially impairs the ability of Acquiror or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

“Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests or other ownership interests, by Contract or otherwise.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings in the European Union, the Act against Restraints on Competition (GWB) in Germany, and the Enterprise Act 2002, as amended, in the United Kingdom.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or Governmental Entities in the State of Delaware are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation in any applicable jurisdiction, and any subsequent legislation, regulation, memorandum or executive order relating to COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed by President Trump on August 8, 2020.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commercially Available Software” shall mean any computer software which is off-the-shelf, generally commercially available pursuant to shrink wrap, click through or other non-negotiable licensing terms, used by the Company or any of its Subsidiaries with little or no configuration.

“Company Associate” means (a) with respect to the Company, each director, each Named Executive Officer, and each other employee of the Company or individual consultant who provides services on a substantially full-time basis who, in each case, as of the end of the most recently completed fiscal year, had an annual base salary, in the case of employees, or annual fees, in the case of consultants, of $150,000 or more and (b) with respect to each Subsidiary of the Company, each director (or, in the case of limited liability company Subsidiaries, each manager or, in the case of limited partnership Subsidiaries, each general partner, in each case, only if such persons are natural persons) and each employee of such Subsidiary or individual consultant who provides services on a substantially full-time basis who, in each case, as of the end of the most recently completed fiscal year, earned $150,000 or more in annual base salary, in the case of employees, or annual fees, in the case of consultants.

“Company Benefit Plan” means each compensation and/or employee benefit plan, program, scheme, policy, practice, agreement or other arrangement, including any pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plan, medical, retiree medical, vision, dental or other health plan, life insurance plan, and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA), in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of any current or former officer, employee, director or individual consultant (or their respective beneficiaries) of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any current or contingent Liability; provided that in no event shall a Company Benefit Plan include any arrangement operated by a Governmental Entity to which the Company or any Subsidiary is required to contribute under applicable Law.

“Company ESPP” means the Heska Corporation 2020 Employee Stock Purchase Plan.

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1(a) (Organization) (first sentence only), Section 4.1(b) (Organization) (with respect to the Company Organizational Documents only), Section 4.2 (Capital Stock) (other than Section 4.2(a) and, in the case of Section 4.2(e), with respect to Subsidiaries that are not material to the Company), Section 4.3 (Corporate Authority Relative to this Agreement; No Violation) (other than Section 4.3(a)(iv), Section 4.3(d)(i), Section 4.3(d)(iii) and Section 4.3(e)), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Finders or Brokers) and Section 4.22 (State Takeover Statutes).

“Company Government Bid” means any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Company Government Contract, except, in each case, for any such offer, bid, quotation or proposal that is immaterial to the Company and its Subsidiaries, taken as a whole.

“Company Government Contract” means (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Entity, on the other hand, or (ii) any subcontract or other Contract by which a Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Entity that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. For purposes of this definition, a task, delivery or purchase order under a Company Government Contract shall not constitute a separate Company Government Contract, but shall be part of the Company Government Contract to which it relates.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (a) was not known to or reasonably expected by the Company Board of Directors as of or prior to the date of this Agreement and (b) does not relate to any Company Takeover Proposal or expected receipt of a Company Takeover Proposal; provided, however, that in no event shall any of the following constitute, or be taken into account in determining the existence of, a Company Intervening Event: (x) the fact that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such fact, to the extent not otherwise excluded from this definition of “Company Intervening Event,” may be taken into account in determining the existence of a Company Intervening Event) or (y) the reasonably foreseeable consequences of the announcement of this Agreement.

“Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing (a) that is materially adverse to the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) that prevents, materially delays or materially impairs the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; provided that for purposes of clause (a), “Company Material Adverse Effect” shall not be deemed to include the impact of (i) changes after the date hereof in GAAP (or authoritative interpretation or enforcement thereof), (ii) changes after the date hereof in Laws (or authoritative interpretation or enforcement thereof), (iii) changes in global, national or regional political conditions (including cyber-attacks, acts of terrorism or sabotage, the outbreak of war or other armed hostilities or the escalation of any of the foregoing), (iv) any epidemics or pandemics (including COVID-19) and any hurricane, flood, tornado, earthquake or other natural disaster, (v) actions or omissions required of the Company or any of the Company’s Subsidiaries by this Agreement or any action or omission taken at the written request of Acquiror, (vi) (A) the announcement of this Agreement or the Merger, including the announcement of the identity of Acquiror (provided, that this clause (vi)(A) shall not apply to any representation or warranty in Section 4.3(c), Section 4.3(d) or Section 4.11(g) to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), or (B) any communication by Acquiror or any of its Affiliates regarding plans or proposals, with respect to the Company and its Subsidiaries, (vii) any breach of this Agreement by Acquiror or Merger Sub, (viii) a change, in and of itself, in the trading price or volume of the Company Common Stock or the failure, in and of itself, to meet internal or external budgets, forecasts, projections or predictions or analysts’ expectations or projections for any future period (provided, that the underlying causes of such change or failure may be taken into account in determining the existence of a Company Material Adverse Effect), (ix) changes in the global securities, credit or other financial markets or in general economic, business or market conditions, including any disruption thereof or any change in prevailing interest rates, or (x) conditions generally affecting the U.S. economy or the industries in which the Company and its Subsidiaries operate (including changes to commodity prices); except, with respect to clauses (i), (ii), (iii), (iv), (ix) and (x) of this definition, to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Company Option” means any option to purchase Company Common Stock granted under any Company Stock Plan.

“Company Registrations” means all Patent Rights and all registrations and applications for Trademarks, Copyrights, and Internet domain names that constitute Company Intellectual Property.

“Company Restricted Stock” means any share of Company Common Stock subject to vesting or forfeiture granted under any Company Stock Plan.

“Company Restricted Stock Unit” means any restricted stock unit, payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock, granted under any Company Stock Plan.

“Company Stock Plans” means, collectively, the Company’s 2003 Equity Incentive Plan, the Company’s Stock Incentive Plan and the Company’s Equity Incentive Plan, in each case, as amended.

“Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the outstanding Company Common Stock or more than fifty percent (50%) of the assets of the Company and its Subsidiaries, taken as a whole, and (b) that the Company Board of Directors determines in good faith (in accordance with Section 6.3(f)), after consultation with its outside financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, and after giving effect to any changes to this Agreement proposed by Acquiror in response to such Company Takeover Proposal (in accordance with Section 6.3(f)) and all other financial, legal, regulatory, Tax and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, as the Company Board of Directors deems relevant, is more favorable from a financial standpoint to the stockholders of the Company than the Merger.

“Company Takeover Proposal” means any proposal or offer from any person (other than Parent or any of its direct or indirect Subsidiaries), with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (b) any acquisition of twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company, (c) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company, (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty percent (20%) or more of the outstanding Company Common Stock or securities of the Company representing twenty percent (20%) or more of the voting power of the Company or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is twenty percent (20%) or more.

“Contract” (including, its correlative meaning, “Contractual”) means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“Convertible Notes” means the Company’s 3.750% Convertible Senior Notes due 2026.

“Convertible Notes Indenture” means the Indenture, dated as of September 17, 2019, between the Company and U.S. Bank, National Association.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“Current Company Government Contract” means any Company Government Contract for which the period of performance has not yet expired or been terminated or final payment has not been received.

“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

“ERISA” means the Employee Retirement Income and Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, regulatory authority, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO, including Veterinary Regulatory Entities.

“Hazardous Materials” means (i) any material, substance, chemical, or waste (or combination thereof) that (A) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law or (B) can form the basis of any liability under any Environmental Law relating to pollution, waste, or the environment; and (ii) any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.

“Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (d) all lease obligations of such person that are required to be capitalized in accordance with GAAP as in effect on the date hereof on the books and records of such person, (e) all Indebtedness of others (excluding the Company and any of its Subsidiaries) secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (f) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon and not repaid or reimbursed, and (h) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than the Company and any of its Subsidiaries.

“Intellectual Property” means all forms of intellectual property and intellectual property rights subsisting anywhere in the world, whether registered or unregistered, including the following: (a) patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (“Patent Rights”); (b) trademarks and service marks, logos, trade dress, corporate names and doing business designations, including all goodwill therein, and all registrations and applications for registration of the foregoing (“Trademarks”); (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and all works of authorship (“Copyrights”); (d) Internet domain names; (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, formulas, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (f) other proprietary rights relating to any of the foregoing.

“Inventory” shall mean, collectively, all finished goods, raw materials, packaging supplies and work-in-process owned by the Company or any of its Subsidiaries.

“knowledge” means, (i) with respect to the Company and its Subsidiaries, the knowledge of the individuals listed on Section 1.1(A)(i) of the Company Disclosure Schedule and (ii) with respect to Acquiror and Merger Sub, the knowledge of the individuals listed on Section 1.1(A)(ii) of the Company Disclosure Schedule.

“Laws” means all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, Orders, injunctions, decrees or agency requirements of Governmental Entities.

“Legal Proceeding” means any claim, action, suit, litigation, arbitration, proceeding or governmental or administrative investigation, audit, inquiry or action.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Licensed IP” means Intellectual Property licensed to the Company or any of its Subsidiaries by any third party.

“Liens” means all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“made available” means, with respect to any information, document or material, that such information, document or material was (a) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) after January 1, 2020, and prior to the date hereof or (b) made available on or prior to 3:00 p.m. New York time on March 31, 2023 for review by Acquiror or its Representatives in the electronic data site established on behalf of the Company and to which Acquiror and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement or otherwise.

“Named Executive Officers” means the principal executive officer, the principal financial officer and the next three most highly paid executive officers of the Company as of the end of the most recently completed fiscal year, based on total compensation as determined under Rule 402 of Regulation S-K under the Securities Act.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or delinquent or which are being contested in good faith by appropriate proceedings and, with respect to material amounts contested as of the date of the most recent consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent for greater than thirty (30) days or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building, fire, health and Environmental Laws and similar regulations, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, social security and other similar legislation, (e) Liens relating to intercompany borrowings among a person and its direct or indirect Subsidiaries, (f) purchase money Liens securing payments under capital lease arrangements, (g) other than with respect to Company Owned Real Property or Company Leased Real Property, Liens arising under, and the other terms and conditions set forth in, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and containing terms consistent with arm’s length transactions of a similar type, (h) non-exclusive licenses to Intellectual Property granted in the ordinary course of business consistent with past practice and (i) Liens specifically identified, reflected in, reserved against or otherwise disclosed in the Company Financial Statements.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Proxy Statement” means the proxy statement of the Company related to the solicitation of votes in favor of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, at the Company Special Meeting.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any person, such person’s Subsidiaries and such person’s and its Subsidiaries’ respective directors, officers, employees, agents, attorneys, accountants, financial advisors, investment bankers and other representatives.

“Restrictive Covenant” means any agreement or obligation restricting or limiting the ability of a Company Associate to solicit or hire any employee of the Company or its Subsidiaries, solicit or conduct business with any business counterparty of the Company or its Subsidiaries or compete with the Company or its Subsidiaries.

“SEC” means the U.S. Securities and Exchange Commission.

“SRO” means any self-regulatory organization of any nature, including any United States or foreign securities exchange, futures exchange, commodities exchange or contract market and any advertising or industry self-regulatory organization.

“Subsidiaries” means, with respect to any Party, any corporation, partnership, joint venture or other legal entity of which such Party (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other equity interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” means all federal, state, local or foreign tax, custom, impost, levy, duty, fee or other assessment or charge of any nature whatsoever imposed by any Governmental Entity (including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, premium, license, recording, occupation, environmental, abandoned or unclaimed property, real or personal property and estimated tax, alternative or add-on minimum tax, customs duty or other tax), together with any interest, penalties, fines or additions imposed with respect thereto.

“Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed, or supplied or required to be supplied, with respect to Taxes, including any amendments thereof.

“Top Supplier” means the largest ten (10) suppliers of products or services to the Company and its Subsidiaries, taken as a whole, based on expenditures of the Company and its Subsidiaries, taken as a whole, during the twelve (12) months ended December 31, 2022.

“Treasury Regulation” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Willful Breach” means a breach that is the result of a willful or intentional act or failure to act by a person that would, or reasonably would be expected, to result in a material breach of this Agreement.

Section 1.2    Defined Terms. The following terms are defined in this Agreement in the sections indicated below:

Section
Acceptable Confidentiality Agreement	Section 1.1
Acquiror	Preamble
Acquiror 401(k) Plan	Section 6.4(d)
Acquiror Approvals	Section 5.2(b)
Acquiror Benefit Plans	Section 6.4(b)
Acquiror Board of Directors	Recitals
Acquiror Disclosure Schedule	Article IV
Acquiror Material Adverse Effect	Section 1.1
Adverse Recommendation Change	Section 6.3(e)
Affiliates	Section 1.1
Agreement	Preamble
Antitrust Laws	Section 1.1
BofA	Section 4.20
Book-Entry Shares	Section 3.1(a)(i)
Broker Fees	Section 4.21
Burdensome Condition	Section 1.1(b)
Business Day	Section 1.1
Cancelled Shares	Section 3.1(a)(ii)
Capitalization Date	Section 4.2(a)
CARES Act	Section 1.1
Certificate	Section 3.1(a)(i)
Certificate of Merger	Section 2.3
Chosen Courts	Section 9.5(a)
Clean Room Agreement	Section 6.2(b)
Clearance Date	Section 6.6(a)
Closing	Section 2.2
Closing Date	Section 2.2

Code	Section 1.1
Collective Bargaining Agreement	Section 4.18(a)(xvi)
Commercially Available Software	Section 1.1
Company	Preamble
Company 401(k) Plan	Section 6.4(d)
Company Acquisition Agreement	Section 6.3(e)
Company Approvals	Section 4.3(c)
Company Associate	Section 1.1
Company Benefit Plan	Section 1.1
Company Board of Directors	Recitals
Company Bylaws	Section 4.1(b)
Company Certificate	Section 4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company ESPP	Section 1.1
Company Financial Statements	Section 4.4(b)
Company Fundamental Representations	Section 1.1
Company Government Bid	Section 1.1
Company Government Contract	Section 1.1
Company Indemnified Parties	Section 6.9(a)
Company Intellectual Property	Section 1.1
Company Intervening Event	Section 1.1
Company Intervening Event Recommendation Change	Section 6.3(g)
Company Leased Real Property	Section 4.16
Company Material Adverse Effect	Section 1.1
Company Material Contract	Section 4.18(a)(xvi)
Company Option	Section 1.1
Company Organizational Documents	Section 4.1(b)
Company Original Common Stock	Section 4.2(a)
Company Owned Real Property	Section 4.16
Company Permits	Section 4.7(b)
Company Preferred Stock	Section 4.2(a)
Company Real Property Leases	Section 4.16
Company Recommendation	Recitals
Company Registrations	Section 1.1
Company Restricted Stock	Section 1.1
Company Restricted Stock Unit	Section 1.1
Company Rights Determinations	Section 4.3(a)
Company SEC Documents	Section 4.4(a)
Company Securities	Section 4.2(b)
Company Shares	Recitals
Company Special Meeting	Section 6.6(b)
Company Stock Plans	Section 1.1
Company Stockholder Approval	Section 4.3(b)
Company Subsidiary Organizational Documents	Section 4.1(b)
Company Superior Proposal	Section 1.1

Company Takeover Proposal	Section 1.1
Company Takeover Transaction	Section 8.3(a)
Confidentiality Agreement	Section 6.2(b)
Continuing Employee	Section 6.4(a)
Contract	Section 1.1
Contractual	Section 1.1
Convertible Notes	Section 1.1
Convertible Notes Indenture	Section 1.1
Copyrights	Section 1.1
COVID-19	Section 1.1
Current Company Government Contract	Section 1.1
D&O Insurance	Section 6.9(c)
DEA	Section 4.8(a)
Delaware Secretary	Section 2.3
DGCL	Recitals
DGCL 262	Section 3.1(b)
Dispositions	Section 6.1(a)(vi)
Dissenting Shares	Section 3.1(b)
DLLCA	Recitals
Effective Time	Section 2.3
Environmental Law	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Exchange Act	Section 4.3(c)
Extended Outside Date	Section 8.1(b)
FDA	Section 4.8(a)
Further Extended Outside Date	Section 8.1(b)
GAAP	Section 4.4(b)
Governmental Entity	Section 1.1
Guaranty	Section 9.15(a)
Hazardous Materials	Section 1.1
HSR Act	Section 4.3(c)
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Inventory	Section 1.1
IRS	Section 4.11(a)
knowledge	Section 1.1
Laws	Section 1.1
Legal Proceeding	Section 1.1
Legal Restraint	7.1(b)
Letter of Transmittal	Section 3.2(c)
Liability	Section 1.1
Licensed IP	Section 1.1
Liens	Section 1.1
made available	Section 1.1
Merger	Section 2.1

Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Merger Sub Common Interests	Section 3.1(a)(iv)
Named Executive Officers	Section 1.1
NASDAQ	Section 1.1
Option Cash Payment	Section 3.3(a)
Order	Section 1.1
OSHA	Section 4.8(a)
Outside Date	Section 8.1(b)
Parent	Preamble
Parties	Preamble
Party	Preamble
Patent Rights	Section 1.1
Payment Agent	Section 3.2(a)
Payment Fund	Section 3.2(b)
Permitted Lien	Section 1.1
person	Section 1.1
Piper Sandler	Section 4.20
Proxy Statement	Section 1.1
Qualified Plan	Section 4.11(c)
Regulatory Approvals	7.1(c)
Regulatory Filings and Consents	4.3(c)
Release	Section 1.1
Remainder Shares	Section 3.1(a)(iii)
Representatives	Section 1.1
Restricted Stock Cash Payment	Section 3.3(b)
Restrictive Covenant	Section 1.1
Reverse Termination Fee	Section 8.3(e)
RSU Cash Payment	Section 3.3(c)
Sarbanes-Oxley Act	Section 4.4(a)
SEC	Section 1.1
Securities Act	Section 4.3(c)
SRO	Section 1.1
Subsidiaries	Section 1.1
Surviving Corporation	Section 2.1
Tax	Section 1.1
Tax Return	Section 1.1
Termination Fee	Section 8.3(d)
Top Supplier	Section 1.1
Trademarks	Section 1.1
Treasury Regulation	Section 1.1
USDA	Section 4.8(a)
Veterinary Care Laws	Section 4.8(a)
Veterinary Care Permits	Section 4.8(b)
Veterinary Regulatory Entities	Section 4.8(b)
Voting Agreement	Recitals

Willful Breach	Section 1.1

ARTICLE II

THE MERGER

Section 2.1          The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct or indirect Subsidiary of Acquiror. The Merger shall have the effects provided in this Agreement and as specified in the DGCL and DLLCA.

Section 2.2          Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10018 at 10:00 a.m., New York City time, on the third Business Day (or other date agreed in writing by the Parties) after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or, if permissible, waived (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at or immediately prior to the Closing), unless another time, date or place is agreed to in writing by the Company and Acquiror. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3          Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and DLLCA and make any other filings, recordings or publications required to be made by the Company, Merger Sub or Acquiror under the DGCL and DLLCA in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Acquiror and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4          Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, all as provided under the DGCL and DLLCA.

Section 2.5          Organizational Documents of the Surviving Corporation. At the Effective Time, the Company Certificate and the Company Bylaws shall be amended and restated in forms to be mutually agreed between the Parties (such agreement not to be unreasonably withheld, conditioned or delayed) (which shall include provisions with respect to exculpation, indemnification and advancement of expenses that are no less favorable to the Company Indemnified Parties with respect to acts or omissions occurring at or prior to the Effective Time as those in the Company Organizational Documents as of the date of this Agreement) and the name of the Surviving Corporation shall be Heska Corporation, and as so amended shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6          Officers and Directors of the Surviving Corporation. Subject to applicable Law, the managers of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1          Effect on Capital Stock.

(a)         At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or Merger Sub Common Interests (as defined below):

(i)      Conversion of Company Common Stock. Subject to Section 3.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Restricted Stock (which are addressed in Section 3.3), Cancelled Shares, Dissenting Shares, and Remainder Shares) shall be automatically converted into the right to receive $120.00 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(ii)      Cancellation of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii)       Certain Parent and Subsidiary Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of the Company or by Parent or any of its Subsidiaries (including Acquiror and its Subsidiaries) shall remain outstanding at the Effective Time (“Remainder Shares”) and shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(a)(i).

(iv)       Treatment of Merger Sub Common Interests. At the Effective Time, each common interest issued by Merger Sub and outstanding (“Merger Sub Common Interests”) shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)         Shares of Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that, at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided that if any such holder shall fail to perfect or otherwise shall effectively waive, withdraw or otherwise lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration as provided in Section 3.1(a)(i). The Company shall give prompt written notice to Acquiror of any demands received by the Company for fair value of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged appraisal rights, and Acquiror shall have the opportunity to participate in, and direct all negotiations and proceedings with respect to, such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c)          Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2          Exchange of Certificates.

(a)         Appointment of Payment Agent. Prior to the Effective Time, Acquiror shall appoint a bank or trust company to act as payment agent (the “Payment Agent”), the identity and terms of appointment of which to be reasonably acceptable to the Company for the payment of the Merger Consideration in the Merger and shall enter into an agreement relating to the Payment Agent’s responsibilities under this Agreement.

(b)         Deposit of Merger Consideration. At or prior to the Effective Time, Acquiror shall make or cause to be made available to the Payment Agent cash sufficient to pay the aggregate Merger Consideration payable in the Merger at such time as is necessary for the payment to holders of Company Common Stock (the “Payment Fund”). The Payment Agent shall invest any cash included in the Payment Fund as directed by Acquiror; provided, however, that (i) no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Acquiror shall promptly provide, or cause to be provided, additional funds to the Payment Agent for the benefit of the holders of the Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from such investments shall be paid to Acquiror or its designee, upon demand. Acquiror shall cause the Payment Fund to be (i) held for the benefit of the holders of the Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1. The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(c)          Exchange Procedures. As promptly as reasonably practicable after the Effective Time and in any event within three Business Days of the Closing Date, Acquiror shall cause the Payment Agent to mail to each holder of a Certificate that immediately prior to the Effective Time represented shares of Company Common Stock that were converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof as provided in Section 3.2(d)) to the Payment Agent and shall be in customary form and have such other provisions as Acquiror shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration.

(d)          Surrender of Certificates. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof as provided in this Section 3.2(d) or Section 3.2(i)) to the Payment Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Payment Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates have been converted pursuant to this Agreement promptly following the later to occur of (i) the Effective Time or (ii) the Payment Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Payment Agent that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(e)          Book-Entry Shares. As promptly as practicable following the Effective Time, the Payment Agent shall issue and deliver the Merger Consideration to each holder of Book-Entry Shares that immediately prior to the Effective Time represented shares of Company Common Stock that were converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration, and the Book-Entry Shares shall be canceled, and unless reasonably requested by the Paying Agent, without such holder being required to deliver a Certificate or any letter of transmittal, “agent’s message” or other documents to the Payment Agent. No interest shall be paid or shall accrue on the cash payable in respect of any Book-Entry Share.

(f)          No Further Ownership Rights in Company Common Stock. The cash paid in accordance with the terms of this Article III in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262). From and after the Effective Time, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration (subject to DGCL 262) into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.1(b) or 3.2(d), as applicable, in each case without interest or duplication. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock converted pursuant to this Agreement are presented to the Surviving Corporation, Acquiror or the Payment Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to DGCL 262 in the case of Dissenting Shares.

(g)          Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Acquiror or a Subsidiary of Acquiror designated by Acquiror, upon written demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration without any interest thereon. Any portion of the aggregate Merger Consideration made available to the Payment Agent pursuant to Section 3.2(b) to pay for Company Shares for which appraisal rights have been perfected shall be delivered to Acquiror promptly (and in any event within two (2) Business Days of Acquiror’s demand to the Payment Agent therefor).

(h)          No Liability. None of Acquiror, the Company, Merger Sub, the Payment Agent or any of their respective Affiliates shall be liable to any person in respect of any portion of the Payment Fund or portion of the aggregate Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any other provision of this Agreement notwithstanding, any portion of the aggregate Merger Consideration that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the aggregate Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Payment Agent, the making by such person of an indemnity in such amount as Acquiror or the Payment Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Payment Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(g), Acquiror) shall deliver or cause to be delivered, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to such shares of Company Common Stock represented by such Certificate.

Section 3.3          Company Incentive Awards.

(a)          The Company shall take all action necessary so that, at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time (whether vested or unvested and whether subject to service-based or performance-based vesting conditions), by virtue of the Merger and without any action on the part of the Company, Acquiror, Parent, Merger Sub, the holders of such Company Option or any other person, (i) shall be deemed to be fully vested (including with respect to any performance-based vesting requirements), (ii) shall be converted into the right of the holder to receive from Acquiror or its applicable Affiliate an amount, in cash, without interest, equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Option after giving effect to clause (i) of this Section 3.3(a) and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Company Option (the “Option Cash Payment”) and (iii) from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Options shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment in accordance with this Section 3.3(a). For the avoidance of doubt, in the event that the per share exercise price of any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect and the applicable holder shall cease to have any rights with respect thereto, and the Company shall take all such action necessary to effect such treatment.

(b)         The Company shall take all action necessary so that, at the Effective Time, each share of Company Restricted Stock that is outstanding as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Parent, Merger Sub, the holders of such Company Restricted Stock or any other person, (i) shall be deemed to be fully vested (including with respect to any performance-based vesting requirements, which shall be deemed to be achieved at maximum performance), (ii) shall be converted into the right of the holder thereof to receive from Acquiror or its applicable Affiliate an amount, in cash, without interest, equal to the product of (A) the number of shares of Company Restricted Stock held by such holder after giving effect to clause (i) of this Section 3.3(b) and (B) the Merger Consideration (the “Restricted Stock Cash Payment”) and (iii) from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Cash Payment in accordance with this Section 3.3(b).

(c)          The Company shall take all action necessary so that, at the Effective Time, each Company Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, Parent, Merger Sub, the holders of such Company Restricted Stock Unit or any other person, (i) shall be deemed to be fully vested (including with respect to performance-based vesting requirements, other than with respect to the Company Restricted Stock Units set forth on Section 3.3(c) of the Company Disclosure Schedules, for which the performance-based vesting requirements shall be deemed vested at the greater of target or actual level of performance) as to the number of shares of Company Common Stock issuable pursuant to such Company Restricted Stock Unit, (ii) shall be converted into the right of the holder thereof to receive from Acquiror or its applicable Affiliate an amount, in cash, without interest, equal to the product of (A) such number of shares of Company Common Stock referenced in clause (i) of this Section 3.3(c) and (B) the Merger Consideration (the “RSU Cash Payment”) and (iii) from and after the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Company Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the RSU Cash Payment in accordance with this Section 3.3(c).

(d)         Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the Company Stock Plans pursuant to Section 409A of the Code, Acquiror or its applicable Affiliates shall cause the Company to make all payments, subject to Section 3.5, required to be made by Acquiror or its applicable Affiliates under this Section 3.3 as soon as reasonably practicable following the Effective Time, but no later than the first regularly scheduled payroll date that is at least five (5) Business Days after the Effective Time; provided that any such amounts shall be paid without interest.

(e)          Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPP and applicable Law to, contingent on the Effective Time, (i) provide that (A) no new Offering Period (as defined in the Company ESPP) will be commenced following the date of this Agreement under the Company ESPP, (B) there will be no increase in the amount of participants’ payroll deduction elections under the Company ESPP or any contributions other than previously elected payroll deductions during the current Offering Period from those in effect as of the date of this Agreement, (C) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time and (D) each purchase right issued pursuant to the Company ESPP shall be fully exercised on the earlier of (x) the scheduled purchase date for such Offering Period and (y) the date that is ten (10) Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of Company Common Stock returned to the participant), and (ii) terminate the Company ESPP effective as of immediately prior to the Effective Time.

(f)          Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any duly authorized committee thereof administering the Company Stock Plans) shall adopt such resolutions, provide any required notice, obtain any required holder written consents and take such other actions as may be required to provide for the treatment set forth in this Section 3.3 in respect of the Company Options, the Company Restricted Stock, the Company Restricted Stock Units and the Company ESPP, in each case, effective upon the Effective Time; provided that the foregoing actions shall be subject to Acquiror’s prior review and approval.

Section 3.4          Further Assurances.

(a)          If at any time before or after the Effective Time, Acquiror or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Acquiror, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement; provided, however, that this Section 3.4(a) shall not be interpreted to require any person to take any action or omit from taking any action that it is not required to take pursuant to the terms of Section 6.5.

(b)          In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 3.5          Withholding Rights. Each of the Company, Acquiror, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any amounts otherwise payable pursuant to this Article III, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld, and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed after January 1, 2020, and publicly available prior to the date hereof where the relevance of the information to a particular representation is reasonably apparent on its face (excluding any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” or any similarly titled captions and any other disclosures contained therein that are cautionary or forward looking in nature) (provided, that this clause (a) shall not be applicable to Sections 4.2(a) (Capital Stock), 4.2(b) (Capital Stock), 4.2(c) (Capital Stock), 4.3 (Corporate Authority Relative to this Agreement; No Violation), 4.4 (Reports and Financial Statements), 4.13 (Information Supplied), 4.20 (Opinion of Financial Advisor), 4.21 (Finders or Brokers) and 4.22 (State Takeover Statutes)), or (b) the disclosure schedule delivered by the Company to Acquiror immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section or subsection of the Company Disclosure Schedule shall apply only to the corresponding section or subsection of this Agreement except to the extent that the relevance of such disclosure to another section or subsection of this Article IV is reasonably apparent on the face of such disclosure; provided, further, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedule shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1          Organization.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         The Company has made available to Acquiror prior to the date of this Agreement a true and complete copy of the Company’s Restated Certificate of Incorporation dated May 24, 2000, as amended on May 4, 2010, December 29, 2010, May 13, 2016, May 1, 2017, May 8, 2018, May 2, 2019, April 9, 2020 and November 22, 2021 (as so amended, the “Company Certificate”) and Amended and Restated Bylaws (the “Company Bylaws”) (together, the “Company Organizational Documents”), in each case, as amended and in effect through the date hereof. The Company Organizational Documents and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company that would be required to be identified in the Company’s Annual Report on Form 10-K pursuant to Section 601(b)(21) of Regulation S-K of the SEC (collectively, the “Company Subsidiary Organizational Documents”) are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of their provisions, except, in the case of the Company’s Subsidiaries, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2          Capital Stock.

(a)          The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, 20,000,000 shares of traditional common stock, par value $0.01 per share (“Company Original Common Stock”), and 2,500,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). At the close of business on March 30, 2023 (the “Capitalization Date”) (except with respect to clauses (ii) and (iii), which representations are made as of the date of this Agreement and as of the Closing Date), (i) 10,915,679 shares of Company Common Stock (which number includes all vested and unvested Company Restricted Stock (if applicable, assuming performance is calculated in accordance with Section 3.3(b) for performance-based vesting Company Restricted Stock)) were issued and outstanding; (ii) no shares of Company Original Common Stock were issued and outstanding; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) no shares of Company Common Stock, Company Original Common Stock or Company Preferred Stock were held by the Company or any of its Subsidiaries in its or their treasury; (v) 584,072 shares of Company Common Stock were underlying outstanding and unexercised Company Options (if applicable, assuming performance is calculated in accordance with Section 3.3(a) for performance-based vesting Company Options); (vi) 53,783 shares of Company Common Stock were underlying Company Restricted Stock Units (if applicable, assuming performance is calculated in accordance with Section 3.3(c) for performance-based vesting Company Restricted Stock Units); (vii) 1,079,918 shares of Company Common Stock were reserved for future issuance in connection with any conversions of the Convertible Notes based on the assumptions set forth on Section 4.2(a) of the Company Disclosure Schedules; and (viii) 178,516 shares of Company Common Stock were reserved for future issuance under the Company ESPP.  Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. From and after the Capitalization Date until and including the date hereof, the Company (A) has not issued any shares of its capital stock (other than pursuant to the Company ESPP or in respect of the valid exercise of Company Options or upon the valid settlement of Company Restricted Stock Units or Company Restricted Stock), (B) has not granted any options, warrants, restricted stock, restricted stock units or stock appreciation rights or entered into any other agreements or commitments to issue any shares of its capital stock, or (C) granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Company Shares are, and all Company Shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the Convertible Notes, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

(b)          The Company has made available to Acquiror a true, correct and complete list, as of the Capitalization Date, of (i) the name of each holder of Company Options, Company Restricted Stock Units or Company Restricted Stock, (ii) the Company Stock Plan under which such Company Option, Company Restricted Stock Unit or Company Restricted Stock was granted, (iii) the number of outstanding Company Options, Company Restricted Stock Units and Company Restricted Stock held by such holder, (iv) the grant date of each such Company Option, Company Restricted Stock Unit and Company Restricted Stock, (v) the number of Company Shares such holder is entitled to receive upon the exercise of each Company Option and the corresponding exercise price and (vi) the expiration date of each Company Option. Each Company Option has been granted with an exercise price no less than the fair market value of the underlying Company Shares as of the date of such grant. Except for the Company Options, Company Restricted Stock Units, Company Restricted Stock, the Company ESPP and the Convertible Notes, and except for changes since the Capitalization Date resulting from (x) the exercise of Company Options outstanding on such date, (y) the vesting and settlement of the Company Restricted Stock Units and Company Restricted Stock outstanding on such date and (z) the issuance of shares under the Company ESPP, there are no outstanding (A) shares of capital stock, voting securities, other ownership interests or other securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or any of its Subsidiaries, (B) options, warrants, rights or other agreements, obligations or commitments requiring the Company or any of its Subsidiaries to issue any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company or any of its Subsidiaries (or, in each case, the economic equivalent thereof), (C) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries or (D) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or voting securities of, or other ownership interests in, the Company (the items in clauses (A), (B), (C) and (D), collectively with the capital stock of the Company or any of its Subsidiaries, being referred to collectively as “Company Securities”).

(c)         All Convertible Notes were issued pursuant to, and all of the terms and conditions of the Convertible Notes are evidenced by, the Convertible Notes Indenture. There are no other agreements or side letters with respect to the Convertible Notes. The Conversion Rate (as defined in the Convertible Notes Indenture) is 12.5208 shares of Company Common Stock per $1,000 principal amount of the Convertible Notes as of the date of this Agreement based on the assumptions set forth on Section 4.2(c) of the Company Disclosure Schedules.

(d)         Except pursuant to the Convertible Notes Indenture and pursuant to this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company and its Subsidiaries have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” laws.

(e)          All “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21.1 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2022, and their respective jurisdictions of organization are listed in Section 4.2(e) of the Company Disclosure Schedule. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been duly authorized, and to the extent the following concepts are applicable thereto, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws). None of the Company or any of its Subsidiaries, directly or indirectly, owns any interest in any other person other than the Company’s Subsidiaries.

Section 4.3          Corporate Authority Relative to this Agreement; No Violation.

(a)          The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger have been duly and validly authorized by the Company Board of Directors and, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary, no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Merger. The Company Board of Directors has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (ii) approved, authorized, adopted and declared advisable this Agreement, the Merger and other transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the transactions contemplated hereby and (iv) determined, after taking into account the preservation of the Tax Benefits (as defined in the Company Certificate), (A) to waive the application of any restrictions contained in Article IV of the Company Certificate with respect to this Agreement and the Voting Agreements, and the transactions contemplated hereby and thereby, including, the Merger, including ensuring that the restrictions set forth in Section E.2(a) of Article IV of the Company Certificate shall not apply to this Agreement and the Voting Agreements, and the transactions contemplated hereby and thereby, including, the Merger, notwithstanding the effect of any such waiver on the Tax Benefits (as such term is defined in the Company Certificate) and (B) that such waiver is in the best interests of the Company and its stockholders (together with clause (A), the “Company Rights Determinations”).

(b)         The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under applicable Law and the Company Organizational Documents to approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, for the Company to engage in the transactions contemplated by this Agreement and to consummate the Merger.

(c)         Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the filing of the Proxy Statement and any amendments or supplements thereto with the SEC, (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities and “blue sky” laws, (vi) the rules and regulations of NASDAQ, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other requisite clearances or approvals under any other applicable Antitrust Laws, (viii) the Company Stockholder Approval and (ix) the approvals set forth in Section 4.3(c) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity (the “Regulatory Filings and Consents”) is necessary, under applicable Law, for the consummation by the Company of the Merger, except for such Regulatory Filings and Consents that are not required to be obtained or made prior to consummation of the Merger or that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         Except as set forth on Section 4.3(d) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) result in any loss, suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, adverse modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or Company Subsidiary Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          The Company has taken all necessary action to render the Article IV of the Company Certificate inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

Section 4.4          Reports and Financial Statements.

(a)          The Company has timely filed or otherwise transmitted all forms, documents and reports required to be filed or otherwise so transmitted, as applicable, by it with the SEC (including under the Securities Act and the Exchange Act) since January 1, 2020 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), (i) the Company SEC Documents complied in all material respects with the requirements (A) of the Securities Act, (B) the Exchange Act and (C) the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and, in each case, the applicable rules and regulations promulgated thereunder, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2020, has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation. The Company is in compliance in all material respects with the applicable listing and corporate governance rules of NASDAQ.

(b)          The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and their consolidated income, results of operations, changes in financial position and cash flows and stockholders’ equity for the respective periods then ended, all in accordance with U.S. generally accepted accounting principles (“GAAP”), (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q and subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act, as applicable. No financial statements of any person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2020, and to the date of this Agreement, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy, promulgations by the Financial Accounting Standards Board or applicable Law.

(c)          Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 4.5          Internal Controls and Procedures.

(a)          The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed, and since January 1, 2020, have been reasonably designed, to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)          Since January 1, 2020, the Company’s principal executive officer and principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 under the Exchange Act). The Company has made available to Acquiror all disclosures described in this Section 4.5(b) made by management to the Company’s auditors and audit committee from January 1, 2020, to the date hereof.

(c)          Since the enactment of the Sarbanes-Oxley Act, the Company has not made any prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(d)          Since January 1, 2020, (i) neither the Company nor any of its Subsidiaries has received, in writing, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, and (ii) to the knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley Act.

Section 4.6          No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due) of the type required to be (x) disclosed in the liabilities column of a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP or (y) reflected, reserved against or expressly disclosed in any notes or schedules thereto prepared in accordance with GAAP, except for (a) Liabilities that are reflected or reserved against on the audited consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (including Liabilities reflected, reserved against or expressly disclosed in any notes or schedules thereto), (b) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2022, and that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (c) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

Section 4.7          Compliance with Law; Permits.

(a)          The Company and its Subsidiaries are, and since January 1, 2020, have been, in compliance with all applicable Laws, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any of its Subsidiaries has (i) received any written notice or, to the knowledge of the Company, oral notice from any Governmental Entity regarding any actual or alleged failure by the Company, any Company Benefit Plan or any fiduciary of any Company Benefit Plan to comply with any Law or (ii) provided any notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Law.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (i) hold, and have at all times since January 1, 2020, held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of, or issued by, all applicable Governmental Entities necessary for the lawful operation of the businesses of the Company and its Subsidiaries as is currently being conducted, including the research, development, manufacture, distribution, marketing, storage, transportation, use or sale of the products of the Company or its Subsidiaries (the “Company Permits”), (ii) have paid all fees and assessments due and payable in connection therewith, (iii) are in compliance in all respects with the terms and requirements of all Company Permits and (iv) the consummation of the Merger and compliance with the provisions of this Agreement will not result in any loss, suspension, limitation or impairment of any right of the Company or its Subsidiaries with respect to any Company Permit. All material Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in any adverse modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened.

(c)          Since January 1, 2020, none of the Company, its Subsidiaries, any of their respective directors or officers or, to the knowledge of the Company, any employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to governmental officials or employees or to political parties or campaigns from funds of the Company or any of its Subsidiaries; or (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or to influence any act or decision of a government official or other person.

Section 4.8          Regulatory Compliance. Without limiting Section 4.7, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)          Each of the Company and its Subsidiaries is, and since January 1, 2020, has been, in compliance with all health care and veterinary care Laws applicable to the Company, or by which any property, product or other asset of the Company is bound or affected, including the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Virus-Serum-Toxin Act, as amended by the 1985 Food Security Act, and any other laws administered by the United States Food and Drug Administration (“FDA”) and the United States Department of Agriculture (“USDA”) applicable to the business of the Company and its Subsidiaries, including products of the Company and its Subsidiaries, all criminal Laws relating to veterinary care and the regulations promulgated thereunder, and any state, local and foreign equivalents thereof, including any state anti-kickback or anti-inducement law or regulation applicable to the practice of veterinary medicine (collectively, “Veterinary Care Laws”). Since January 1, 2020, none of the Company or its Subsidiaries has received any written notification of any pending or, to the knowledge of the Company, threatened claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Entity, including the United States Drug Enforcement Administration (the “DEA”), the United States Occupational Safety and Health Administration (“OSHA”) or any state veterinary board, alleging potential or actual noncompliance by, or liability of, the Company or any of its Subsidiaries under any Veterinary Care Laws.

(b)          Each of the Company and its Subsidiaries holds such Company Permits of the FDA, USDA, DEA, OSHA, any state veterinary or pharmacy board or state agriculture department and any similar foreign or state Governmental Entity (collectively the “Veterinary Regulatory Entities”) required for the conduct of its business as currently conducted (collectively, the “Veterinary Care Permits”) and all such Veterinary Care Permits are valid and in full force and effect. Each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to the Veterinary Care Permits, and no event has occurred that allows, or with or without notice or lapse of time or both would, or would reasonably be expected to, allow revocation or termination thereof or results, or would, or would reasonably be expected to, result, in any other impairment of the rights of the holder of any Veterinary Care Permit. Each of the Company and its Subsidiaries has filed with all applicable Veterinary Regulatory Entities all reports, documents, forms, notices, applications, records, claims, submissions, and supplements or amendments thereto, including adverse event reports and all other data relating to the Company’s or any of its Subsidiaries’ products and services, as required by any Veterinary Care Law or Veterinary Care Permit and all such reports, documents, forms, notices, applications, records, claims, submissions, and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission), and no written notice (or, to the knowledge of the Company, any oral notice) of deficiencies has been issued or asserted by any applicable Veterinary Regulatory Entity with respect to any such reports, documents, forms, notices, applications, records, claims, submissions or any supplements or amendments thereto. The Company’s and its Subsidiaries’ products are marketed in accordance with the applicable Veterinary Care Permits.

(c)          Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.

(d)          Except as set forth on Section 4.8(d)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any FDA Form 483 or the equivalent USDA inspection reports reflecting observations, citations, notice of adverse finding or equivalent USDA notification (including notifications of license restrictions, suspension, revocation or termination, or that a product is dangerous, worthless, contaminated, harmful or unsatisfactory), notice of violation, untitled letter, warning letter or other correspondence or notice from the FDA, USDA or any other Veterinary Regulatory Entity, and there is no investigation, action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall), in each case alleging or asserting noncompliance with any applicable Veterinary Care Laws or Veterinary Care Permits. Except as set forth on Section 4.8(d)(2) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety, efficacy or regulatory compliance of any products of the Company or any of its Subsidiaries. There are no facts, to the knowledge of the Company, that are reasonably likely to cause (A) the recall, market withdrawal or replacement of any products of the Company or any of its Subsidiaries sold or intended to be sold by the Company or any of its Subsidiaries, (B) a change in the marketing classification or a material change in the labeling of any such product of the Company or any of its Subsidiaries, or (C) a termination or suspension of the marketing of any such product of the Company or any of its Subsidiaries. The Company and its Subsidiaries have made available to Acquiror every material complaint and notice of alleged defect or adverse reaction that the Company and its Subsidiaries have received with respect to their products.

(e)          Neither the Company nor any of its Subsidiaries has introduced or caused the introduction into commerce of any products, and does not hold any Inventory, which is/are or was/were in any material respect “adulterated,” “misbranded,” an article which may not be introduced into interstate commerce under Section 505, 512, or any other provision of the Federal Food, Drug, and Cosmetic Act, or otherwise violative within the meaning of such act and/or under any other applicable Laws.

(f)          Neither the Company nor any of its Subsidiaries has received any written communication that would reasonably be expected to lead to the denial of any marketing approval currently pending before the FDA, USDA or any other Veterinary Regulatory Entity.

Section 4.9          Investigations; Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) there is no investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, and (b) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is subject to ongoing obligations. Section 4.9 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of (x) all Legal Proceedings of any nature and (y) all subpoenas, civil investigative demands or other written requests for information relating to potential violations of Law, in each case ((x) and (y)) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10          Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are, and since January 1, 2020, have been, in compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), (b) there have been no Releases for which the Company or any of its Subsidiaries (or their predecessors) is responsible at any Company Leased Real Property or Company Owned Real Property (or, to the knowledge of the Company, any property formerly owned, leased or operated by the Company or its Subsidiaries (or their predecessors) or at any other location where any of their wastes have been transported to, disposed of or Released) of Hazardous Materials that have given rise to or would reasonably be expected to give rise to any Liability to the Company or its Subsidiaries, (c) no Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that have resulted in or would reasonably be expected to result in Liabilities under applicable Environmental Laws, (d) none of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other person that have resulted in or would reasonably be expected to result in Liabilities to the Company and its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases and (e) since January 1, 2020, neither the Company nor any of its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged material noncompliance with or material Liability under applicable Environmental Laws (including any such Liability or obligation arising under, retained or assumed by Contract or by operation of law). The Company has made available to Acquiror copies of all environmental reports, studies and assessments that are in the possession, custody or control of the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that contain information that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.11          Employee Benefit Plans; Employment Matters.

(a)          Section 4.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been (or, within ten (10) Business Days after the date this Agreement is signed by the Parties, will be) delivered or made available to Acquiror by the Company: (i) the Company Benefit Plan document, if written (including all amendments and attachments thereto), (ii) a written summary of the material terms thereof, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance Contracts or other funding arrangements, (v) the two (2) most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all related, non-routine material filings and communications received from or sent to any Governmental Entity since January 1, 2020, and (ix) the most recent audited financial statement and/or actuarial valuation.

(b)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full, (ii) all reports, returns, notices and similar documents required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been timely filed or distributed and (iii) there are no pending, anticipated or, to the knowledge of the Company and its Subsidiaries, threatened actions, disputes, suits, hearings or claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto. No Company Benefit Plan is, or within the last six years has been, the subject of an examination, investigation or audit by a Governmental Entity, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(c)         The IRS has issued a favorable determination, opinion or advisory letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”), and such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company and its Subsidiaries, there are no existing circumstances and no events have occurred that would or would reasonably be expected to, individually or in the aggregate, adversely affect the qualified status of any Qualified Plan or its related trust.

(d)         Neither the Company nor any ERISA Affiliate, currently has, or has had during any period within the preceding six (6) years during which any such ERISA Affiliate has been a member of the same “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) with the Company, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code. No Company Benefit Plan is a “multiple employer plan” that is subject to Section 413(c) of the Code or Sections 4063 or 4064 of ERISA, or a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. To the knowledge of the Company, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no condition exists that, individually or in the aggregate, presents or would reasonably be expected to present a risk to the Company or any ERISA Affiliate of incurring any liability under Title IV or Section 302 of ERISA.

(e)          Neither the Company nor any of its Subsidiaries or sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable U.S. state Laws or applicable non-U.S. Laws.

(f)          With respect to each Company Benefit Plan, (i) neither the Company nor its Subsidiaries have engaged in, and, to the knowledge of the Company, no other person has engaged in, any nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan that, in the case of (i) or (ii) above, either individually or in the aggregate, could reasonably be expected to result in a material Liability to the Company or any of its Subsidiaries.

(g)         Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former officer, employee, director or individual consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due or payable to any current or former officer, employee, director or individual consultant of the Company or any of its Subsidiaries, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such Company Associate or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, or would reasonably be expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)         No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up, or reimbursement of Taxes imposed under Sections 4999, 409A(a)(1)(B) or 457A of the Code, or otherwise.

(i)          Except as set forth in Section 4.11(i) of the Company Disclosure Schedule, since January 1, 2020, (i) there have been no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries; (ii) there have been no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) no employees of the Company or its Subsidiaries have been represented by any labor union, labor organization or works council; and (iv) the Company and its Subsidiaries have neither been party to, nor bound by, any Collective Bargaining Agreement. Since January 1, 2020, there has been no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.

(j)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan subject to the Laws of any jurisdiction outside of the United States (i) has been maintained in all respects in accordance with all applicable requirements; (ii) that is intended to qualify for special Tax treatment meets all requirements for such treatment; (iii) that is intended to be funded and/or book-reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions; and (iv) if required to be registered or approved by a non-U.S. governmental entity, has been registered or approved and has been maintained in good standing with the applicable regulatory authorities, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred since the date of the most recent approval or application therefor relating to any such plan that would reasonably be likely to adversely affect any such approval or good standing.

(k)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance in all respects with and have complied in all respects with all Laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims, grievances or charges or complaints by the National Labor Relations Board or any comparable Governmental Entity relating to such non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened.

(l)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company or its Subsidiaries, no employee of the Company or its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(m)        None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries. Except as set forth in Section 4.11(m) of the Company Disclosure Schedule, since January 1, 2020, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) any officer of the Company or its Subsidiaries or (ii) any Company Associate.

(n)         As of the date hereof, no Company Associate has provided the Company with a resignation notice and the Company has not provided any Company Associate with a termination notice.

Section 4.12        Absence of Certain Changes or Events.

(a)         Since December 31, 2022, through the date of this Agreement, except as expressly contemplated by this Agreement or as set forth on Section 4.12 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business.

(b)         Since December 31, 2022, through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13         Information Supplied; Proxy Statement. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, on the date that the Proxy Statement is first mailed to the stockholders of the Company, or on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Acquiror or any of its respective Affiliates or Representatives in writing expressly for inclusion (whether directly or incorporated by reference) therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.14         Tax Matters.

(a)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)           Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate.

(ii)          Each of the Company and its Subsidiaries has timely paid in full all Taxes required to be paid by it (whether or not shown on any Tax Return).

(iii)         The U.S. federal income Tax Returns of the Company and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending December 31, 2018, and neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver or extension for, any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.

(iv)         All assessments for Taxes due by the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full.

(v)           No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against or with respect to the income or assets of the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(vi)         There are no audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of any Taxes or Tax matters (including Tax Returns) of the Company or any of its Subsidiaries.

(vii)        There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(viii)       Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to or received from any employee, independent contractor, creditor, stockholder, customer or other third party.

(ix)         Since January 1, 2020, no written claim has been made by any Governmental Entity in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns or pay Taxes of a particular type claiming that any such entity is or may be subject to taxation by that jurisdiction, required to file such Tax Returns, or required pay Taxes of such type.

(x)          Neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or any of its Subsidiaries), (B) is a party to, bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar Contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than an agreement or arrangement solely between or among the Company and/or its Subsidiaries) or (C) has any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor, by Contract or otherwise.

(xi)         Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (A) change in or incorrect method of accounting pursuant to Section 481(c) of the Code (or any analogous or similar provision of state, local or non-U.S. Law) prior to the Closing, (B) installment sale, intercompany transaction, or open transaction made or entered into prior to the Closing, or any “excess loss account,” existing as of immediately prior to the Closing, (C) prepaid amount received on or prior to the Closing, (D) “closing agreement” within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or non-U.S. Law) entered into prior to the Closing or (E) election pursuant to Section 965(h) of the Code (or any analogous or similar provision of state, local or non-U.S. Law).

(xii)        Neither the Company nor any of its Subsidiaries has or has ever had a permanent establishment and otherwise has not had an office or fixed place of business in a jurisdiction outside of the jurisdiction in which the Company or its Subsidiaries, respectively, are organized.

(xiii)       Neither the Company nor any of its Subsidiaries is a party or subject to any Tax exemption, Tax holiday or other Tax reduction agreement or order.

(b)          None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) occurring during the two (2) year period ending on the date of this Agreement.

(c)         None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(d)         Except as set forth on Section 4.14(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act or (iv) elected to defer any payroll, employment or similar Taxes pursuant to any payroll tax Executive Order.

Section 4.15        Intellectual Property.

(a)          Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registrations.

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)           the Company and its Subsidiaries own the Company Registrations free and clear of all Liens other than Permitted Liens, and the Company Registrations are, to the knowledge of the Company, valid and enforceable;

(ii)          each item of Company Intellectual Property will be owned (free and clear of all Liens other than Permitted Liens), and each item of Licensed IP will be available for use, by the Surviving Corporation and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was owned by or available to the Company and its Subsidiaries immediately prior to the Closing;

(iii)         the Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of trade secrets and other proprietary or confidential information included in the Company Intellectual Property;

(iv)         except as set forth on Section 4.15(b)(iv) of the Company Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party, and since January 1, 2020, the Company has not received in writing any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required) alleging any such infringement, violation or misappropriation;

(v)           each of the Company and its Subsidiaries complies with (A) the Company’s or such Subsidiary’s applicable written privacy policies, if any, and (B) all applicable Laws relating to privacy, data protection and the collection, compilation, sharing, use, storage, transfer or security from unauthorized disclosure of personally identifiable information (including name, address, telephone number or email address) of its customers collected, used or held for use by the Company or the relevant Subsidiary; and

(vi)         except as set forth on Section 4.15(b)(vi) of the Company Disclosure Schedule, to the knowledge of the Company, no person (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any of the Company Intellectual Property, and, since January 1, 2020, the Company and its Subsidiaries have not sent to or made against any third party in writing any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required) alleging any such infringement, violation or misappropriation; and

(vii)        no Company Intellectual Property is subject to any Legal Proceeding, nor is the Company Intellectual Property subject to any Order or Contract limiting, restricting, or affecting the use, exploitation, registration, attempted registration, enforceability, transfer, or licensing of the Company Intellectual Property.

Section 4.16        Property. With respect to the real property owned by the Company or any Subsidiary of the Company (the “Company Owned Real Property”), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) either the Company or a Subsidiary of the Company has good, marketable and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens and (b) neither the Company nor any Subsidiary of the Company has received written notice of any pending condemnation proceeding with respect to any Company Owned Real Property, and, to the knowledge of the Company, no such proceeding is threatened. Either the Company or a Subsidiary of the Company has a good, subsisting and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Real Property Lease (a) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subleasing, licensing or otherwise granting any person any right to use or occupy a Company Owned Real Property or a Company Leased Real Property. No damage or destruction has occurred with respect to any of the Company Owned Real Property or the Company Leased Real Property that has not been repaired or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17        Insurance. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is sufficient to comply with applicable Law. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, the Company and its Subsidiaries are in material compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, has received any written notice of, or has taken any action that would, or would reasonably be expected to, individually or in the aggregate, permit cancellation, termination or modification of, any such material insurance policies.

Section 4.18        Material Contracts.

(a)          Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries (or any of their respective properties or assets) is bound (other than any Company Benefit Plan):

(i)           any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(ii)          any Contract that (1) contains covenants that limit in any material respect the ability of the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates): (A) to compete in any business or with any person or in any geographic area (including any non-compete provisions) or (B) to enforce in any material respect its rights under (x) any Company Material Contract or (y) under applicable Law, including any material covenant not to sue (other than any covenant not to sue entered into in connection with the settlement of litigation restricting the right of the Company or of any of its Subsidiaries to bring suit with respect to claims released thereunder for events occurring prior to the date of such release), (2) contains “most favored nations,” “most favored pricing” or similar terms or establishes an exclusive sale or purchase obligation with respect to any product or geographic area, in each case, that restricts or binds the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates), in each case, that is material to the Company and its Subsidiaries, taken as a whole, or (3) requires the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates) to purchase minimum quantities of any product or service or contains “take or pay,” volume requirements or similar provisions binding on the Company or any of its Affiliates (including, following the Closing, Acquiror or any of its Affiliates), in each case, that is material to the Company and its Subsidiaries, taken as a whole, except, in each case with respect to clauses (1) through (3), for any such Contract that may be cancelled without penalty or other liability of the Company or any of its Affiliates upon notice of ninety (90) days or less;

(iii)         any Contract that provides for or governs the formation, creation, operation, management or control of any partnership, strategic alliance, joint venture or similar arrangement involving the sharing of profits or losses;

(iv)         any Contract that provides for the license by or to the Company or any of its Subsidiaries of any Intellectual Property that (A) is material to the business of the Company and its Subsidiaries, taken as a whole (other than (x) non-exclusive licenses granted by the Company or any of its Subsidiaries that are ancillary to a sale of products or services to customers in the ordinary course of business, (y) licenses granted by the Company or any of its Subsidiaries to another Subsidiary, and (z) licenses granted to the Company or any of its Subsidiaries of Commercially Available Software) or (B) materially limits the Company’s or its Subsidiaries’ ability to use any Company Intellectual Property;

(v)          any Contract with a Top Supplier;

(vi)         any Contract and agreement with consideration paid to or payable by the Company or any of the Company Subsidiaries of more than $5,000,000, in the aggregate, during the twelve (12) months ended December 31, 2022 (other than Contracts, purchase orders, invoices or statements of work entered into in the ordinary course of business);

(vii)        any Contract with any Company Associate or any of their immediate family members, in each case, other than a Company Stock Plan (or any award agreements thereunder);

(viii)       any Contract that involves any settlement, conciliation or similar agreement (A) that is with any Governmental Entity or (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity;

(ix)          any loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness for borrowed money of the Company or any of its Subsidiaries may be incurred or is outstanding, in each case, in an amount in excess of $500,000 individually and $5,000,000 in the aggregate;

(x)           any Contract related to the Convertible Notes;

(xi)         any Contract that provides for material “earn outs” or other material contingent payments by the Company or any of its Subsidiaries other than those with respect to which there are no outstanding obligations under such provisions;

(xii)        any Contract that (A) was entered into on or after December 31, 2020, and/or (B) has not yet been consummated, and involve the acquisition or Disposition, directly or indirectly (by merger or otherwise), of a business or all, or substantially all, of the capital stock or other equity interests of a person or all, or substantially all, of the material assets or properties of a person, other than any such acquisition for consideration (including any “earnouts” and contingent payments) that does not exceed $2,500,000;

(xiii)       any Contract that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of a third party;

(xiv)       any Contract that expressly prohibits the payment of dividends or distributions in respect of, or the pledging of, any equity interest of, or the issuance of guarantees by, the Company or any of its Subsidiaries;

(xv)        any Current Company Government Contracts or outstanding Company Government Bids; or

(xvi)       any Contract that is a collective bargaining agreement, labor union contract, trade union agreement or works council agreement (each, a “Collective Bargaining Agreement”).

Each Contract of the type described in clauses (i) through (xvi) above (or set forth in Section 4.18(a) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents (other than any such Contract filed as an exhibit to the Company SEC Documents that, as of the date hereof, has expired pursuant to its terms or has been disclosed prior to the date hereof in the Company SEC Documents (without giving effect to the date limitation in the definition thereof) as having been terminated)), other than a Company Stock Plan, is referred to herein as a “Company Material Contract.” The Company has made available to Acquiror prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement (other than any unwritten Contractual arrangement with any Company Associate).

(b)          Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, (ii) no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with or without notice or lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect (in each case, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity), (iv) there are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and (v) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the knowledge of the Company, is any such party threatening to do so.

Section 4.19        Government Contracts.

(a)          Each Current Company Government Contract is not subject to any Legal Proceedings, other than audits in the ordinary course of business by the Defense Contract Audit Agency, the Defense Contract Management Agency, the Office of Federal Contract Compliance Programs or their non-United States equivalent.

(b)          The Company and its Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been, in compliance with all Government Contract Laws (including Executive Order 11246) pertaining to the Company Government Contracts and Company Government Bids as applicable to the Company or its Subsidiaries, except as would not be material to the business of the Company and its Subsidiaries, taken as a whole.

(c)          The Company and its Subsidiaries are, and for the three (3) years preceding the date of this Agreement have been, in material compliance with all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements, of the Company Government Contracts, as applicable to the Company or its Subsidiaries.

(d)          To the knowledge of the Company, neither the Company nor any of its Subsidiaries is under or identified in any administrative, civil or criminal investigation or indictment, nor is it a party to any administrative or civil litigation, involving alleged false statements, false claims or other misconduct or any other Legal Proceeding, relating to any Company Government Contract or Company Government Bid that has been communicated in writing to the Company or any of the Company’s Subsidiaries.

(e)          Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or consultant of the Company, has been or is suspended, debarred or, to the knowledge of the Company, proposed for suspension or debarment from government contracting. For the three (3) years preceding the date of this Agreement, no Company Government Contract to which the Company or any of the Company’s Subsidiaries is or was a party has been terminated for default and no such termination for default has been threatened.

(f)          Neither the Company nor its Subsidiaries has an active facility clearance issued pursuant to the National Industrial Security Program Operating Manual nor requires access to U.S. classified information in the performance of any Company Government Contract. Neither the Company nor its Subsidiaries is in the process of bidding on any such Company Government Contracts or Company Government Bid that requires access to U.S. classified information.

Section 4.20        Opinion of Financial Advisor. The Company Board of Directors has received the opinions of each of BofA Securities, Inc. (“BofA”) and Piper Sander & Co. (“Piper Sandler”), each to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be offered to the holders of Company Common Stock (other than Acquiror and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.21        Finders or Brokers. Except for BofA and Piper Sandler, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Merger who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. Section 4.21 of the Company Disclosure Schedule sets forth a true and complete list of all fees and commissions that may become due and payable, by or on behalf of the Company or any of its Subsidiaries, to any investment banker, broker or finder (including BofA and Piper Sandler) in connection with, or upon consummation of, the Merger (the “Broker Fees”). Other than with respect to (i) the payment of the Broker Fees, as and when due and payable, and (ii) customary indemnification and expense reimbursement obligations in favor of BofA and Piper Sandler pursuant to the terms of the Company’s engagement letters entered into in connection with the Merger with BofA and Piper Sandler, respectively, neither the Company nor any of its Affiliates (including, after the Closing, Mars and its Affiliates) has, or will have following the Closing, any material obligations with respect to the Company’s or any of its Affiliates’ engagement of BofA, Piper Sandler or any other investment banker, broker or finder in connection with the Merger.

Section 4.22        State Takeover Statutes. Assuming the accuracy of the representation in the second sentence of Section 5.7, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Certificate or Company Bylaws.

Section 4.23        No Additional Representations or Warranties; Acknowledgement of Disclaimer.

(a)         Except for the representations and warranties expressly set forth in this Article IV or in a certificate delivered pursuant to this Agreement, neither the Company nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Acquiror, Merger Sub or any of their Affiliates or Representatives, including, but not limited to, its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects, in connection with the transactions contemplated hereby.

(b)         The Company acknowledges and agrees that, except for the representations and warranties of Acquiror and Merger Sub expressly set forth in Article V and of Parent expressly set forth in Section 9.15(c), or in a certificate delivered pursuant to this Agreement, (a) none of Acquiror, Merger Sub or any of their Affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company or its Representatives is relying on any representation or warranty of Acquiror, Merger Sub or any of their Affiliates except for those expressly set forth in Article V and Section 9.15, and (b) no person has been authorized by Parent, Acquiror, Merger Sub or any of their Affiliates to make any representation or warranty relating to Parent, Acquiror, Merger Sub or any of their Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Acquiror and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Acquiror Disclosure Schedule”), Acquiror and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1          Organization. Acquiror is a California corporation and Merger Sub is a Delaware limited liability company. Acquiror is duly incorporated, validly existing and in good standing under the Laws of the California. Merger Sub is duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2          Corporate Authority Relative to this Agreement; No Violation.

(a)          Each of Acquiror and Merger Sub has the requisite corporate or similar power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and the consummation by each of them of the Merger have been duly and validly authorized by the Acquiror Board of Directors and the board of managers of Merger Sub, and, subject to the approval of the adoption of this Agreement by the sole member of Merger Sub, no other corporate proceedings on the part of either Acquiror or Merger Sub or vote of Acquiror’s stockholders is necessary to authorize the execution and delivery by Acquiror and Merger Sub of this Agreement and the consummation of the Merger. The board of managers of Merger Sub has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein; (ii) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its sole member; (iii) resolved to submit this Agreement to the sole member of Merger Sub for its approval of the adoption hereof; and (iv) resolved to recommend the adoption of this Agreement by the sole member of Merger Sub.

(b)          Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities and “blue sky” laws, (v) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws, and (vi) the adoption of this Agreement by the sole member of Merger Sub, which will occur immediately following the execution of this Agreement (collectively, the “Acquiror Approvals”), no Regulatory Filing or Consent is necessary, under applicable Law, for the consummation by Acquiror or Merger Sub of the Merger, except for such Regulatory Filings and Consents that are not required to be obtained or made prior to consummation of the Merger or that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(c)          The execution and delivery by Acquiror and Merger Sub of this Agreement does not, and (assuming the Acquiror Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) conflict with or result in any violation of any provision of the Acquiror’s constituent documents or (ii) conflict with or violate any applicable Laws, except, in the case of clause (ii), for such conflicts or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.3          Information Supplied. The information supplied or to be supplied by or on behalf of Acquiror and Merger Sub in writing expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Acquiror or Merger Sub with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein.

Section 5.4          Available Funds. Acquiror and Merger Sub will have sufficient funds at the Closing to pay all cash amounts required to be paid by Acquiror and Merger Sub under or in connection with this Agreement, including (x) the aggregate Merger Consideration to be paid pursuant to Section 3.1(a)(i), (y) the payment of any Indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the consummation of the Merger and any premiums and fees incurred in connection therewith and (z) any other related fees and expenses required to be paid by Acquiror or Merger Sub as of the date of the consummation of the Merger.

Section 5.5          Merger Sub. Merger Sub is a wholly owned direct or indirect Subsidiary of Acquiror. Since its date of formation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.6          Litigation. As of the date hereof, there are no (x) Legal Proceedings of any nature or (y) subpoenas, civil investigative demands or other requests for information relating to potential violations of Law, in each case ((x) and (y)) pending or, to the knowledge of Acquiror, threatened against or relating to Acquiror, Merger Sub or any of their Affiliates, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Merger in each case threatened against or relating to Acquiror, Merger Sub or any of their Affiliates.

Section 5.7          Stock Ownership. As of the date hereof, none of Parent, Acquiror, Merger Sub or any of their respective controlled Affiliates (other than pursuant to an employee benefit, pension or similar plan) owns any shares of Company Common Stock. Each of Parent, Acquiror, Merger Sub and any of their respective “Affiliates” or “Associates” (as such terms are defined in Section 203 of the DGCL) is not, and at no time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.8          Solvency. None of Acquiror, Parent or Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors, and immediately after giving effect to the Merger and the other transactions contemplated by this Agreement, including the payment of the Merger Consideration, then assuming (a) satisfaction of the conditions to Acquiror’s and Merger Sub’s obligation to consummate the Merger as set forth herein; (b) the accuracy of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to (x) any “Company Material Adverse Effect,” “materiality” or similar qualifiers and (y) the exclusion contained in clause (b) of Section 4.6); and (c) the preparation in good faith based upon assumptions that were and continue to be reasonable of any estimates, projections or forecasts of the Company and its Subsidiaries, (i) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they become due, (ii) the then-present fair value of the assets of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their existing debts (including the probable amount of all contingent liabilities) as such debts become due, (iii) the assets of the Surviving Corporation and its Subsidiaries shall have a fair value in excess of their debts (including the probable amount of all contingent liabilities) and (iv) the Surviving Corporation will not have unreasonably small capital to carry on its business as proposed to be conducted following the Closing Date.

Section 5.9          No Additional Representations or Warranties; Acknowledgement of Disclaimer.

(a)         Except for the representations and warranties of Acquiror and Merger Sub expressly set forth in this Article V and of Parent expressly set forth in Section 9.15(c), or in a certificate delivered pursuant to this Agreement, none of Parent, Acquiror, Merger Sub or any other person on behalf of Parent, Acquiror or Merger Sub makes any express or implied representation or warranty with respect to Parent, Acquiror or Merger Sub or with respect to any other information provided to the Company or any of its Subsidiaries or Representatives in connection with the transactions contemplated hereby.

(b)         Acquiror and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV or in a certificate delivered pursuant to this Agreement, (a) none of the Company or any of its Affiliates is making and none of them has made any representations or warranties (express or implied) relating to itself (other than those made by the parties to the Voting Agreements solely with respect to themselves and their ownership of certain equity interests in the Company and not with respect to the Company or any other Affiliate of the Company) or its business, operations, assets, Liabilities, conditions (financial or otherwise) or prospects or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Parent, Acquiror, Merger Sub or their respective Affiliates or Representatives is relying on any representation or warranty of the Company or any of its Affiliates except for those expressly set forth in Article IV and (b) no person has been authorized by the Company or any of its Affiliates to make any representation or warranty relating to the Company or any of its Affiliates or their respective businesses or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and if made, such representation or warranty has not been and shall not be relied upon by Parent, Acquiror or Merger Sub.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1          Conduct of Business of the Company.

(a)          During the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except as required by applicable Law or as expressly required by this Agreement or as set forth in Section 6.1 of the Company Disclosure Schedule, or unless the prior written consent of Acquiror (which shall not be unreasonably withheld, conditioned or delayed) has been obtained, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve substantially intact its business organization, keep available the services of key employees and maintain satisfactory relationships and goodwill with persons having business dealings with the Company or any of its Subsidiaries and any Governmental Entity that has jurisdiction over the Company or its Subsidiaries, and (z) prepare and file any required regulatory filings on a timely basis consistent with past practice. Without limiting the generality of the foregoing, during the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except as required by applicable Law or as expressly required by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Schedule, or unless the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed; provided that Acquiror shall be permitted, in its sole discretion, to withhold, condition or delay consent with respect to Section 6.1(a)(vii)) has been obtained, the Company shall not, and shall cause its Subsidiaries not to:

(i)           amend the Company Organizational Documents or the Company Subsidiary Organizational Documents (except, in the case of Company Subsidiary Organizational Documents, amendments that would not reasonably be expected to, directly or indirectly, adversely affect Acquiror or any of its Subsidiaries (after giving effect to the Merger)) or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or, except that would not be materially adverse to the Company, the Company Subsidiary Organizational Documents;

(ii)          (i) split, combine or reclassify any of its capital stock or (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock (except (A) pro rata dividends paid or pro rata distributions made by any Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company in accordance with the applicable Company Subsidiary Organizational Documents or (B) (I) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options in order to pay the exercise price of the Company Options, (II) the withholding of Company Shares to satisfy Tax obligations with respect to Company Options, Company Restricted Stock Units or Company Restricted Stock, (III) the acquisition by the Company of Company Options, Company Restricted Stock Units or Company Restricted Stock in connection with the forfeiture of such awards, (IV) settlement of any conversions of any of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture, (V) redemption or repurchase of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture or (VI) interest payments pursuant to the terms of the Convertible Notes Indenture);

(iii)         (i) issue, sell, grant any right to acquire or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the settlement or exercise of Company Options, Company Restricted Stock Units or Company Restricted Stock in accordance with their terms, (B) pursuant to any purchases of shares of Company Common Stock pursuant to the Company ESPP in accordance with the terms of such plan and in accordance with Section 3.3(e), (C) as required to comply with any Company Benefit Plan (other than the Company’s Management Incentive Plan) or other written agreement as in effect on the date of this Agreement that has been made available to Acquiror, or (D) as required to be issued in connection with any conversion of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture, (ii) enter into any agreement, understanding or arrangement with respect to the voting of shares of Company Common Stock, or (iii) adopt or implement a shareholder rights plan or similar arrangement;

(iv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v)          (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money in the ordinary course of business consistent with past practice (I) among the Company and its Subsidiaries or (II) among Subsidiaries of the Company, (B) guarantees by the Company of Indebtedness for borrowed money of Subsidiaries of the Company or guarantees by Subsidiaries of the Company of Indebtedness for borrowed money of the Company or any of its Subsidiaries, in each case (I) in the ordinary course of business consistent with past practice and (II) which Indebtedness is incurred in accordance with this clause (v), or (C) Indebtedness for borrowed money not to exceed $5,000,000; (ii) incur or suffer to exist any Lien on any of its material property or assets (including, for the avoidance of doubt, material Company Intellectual Property), except for Permitted Liens; (iii) other than in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, cancel or otherwise acquire any Indebtedness for borrowed money, any debt securities or any calls, options, warrants or other rights with respect to any debt securities (except for any conversions, redemptions or repurchases of any of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture) or (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person for Indebtedness (other than the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice) for borrowed money;

(vi)         other than in the ordinary course of business consistent with past practice: (i) sell, transfer, license, mortgage, encumber or otherwise dispose (collectively, “Dispositions”) of any of its material Intellectual Property rights, properties or assets to any person, other than (x) sales of Inventory or of obsolete equipment or licenses of Intellectual Property that do not constitute a Company Material Contract under Section 4.18(a)(iv), (y) Dispositions of assets or properties (excluding material Intellectual Property rights) in an amount not to exceed $500,000 individually or $5,000,000 in the aggregate, or (z) under Permitted Liens or (ii) cancel, release or assign any Indebtedness of any person owed to it or any material claims held by it against any person in excess of $2,500,000 in the aggregate;

(vii)        (A) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business, excluding any acquisitions of supplies and Inventory in the ordinary course of business consistent with past practice, (B) make any investment in any other person (other than a Subsidiary of the Company in the ordinary course of business consistent with past practice), (C) make any loans or advances to any other person, except for (I) loans among the Company and any of its Subsidiaries or among the Company’s Subsidiaries and other Subsidiaries of the Company, (II) loans or cash advances to employees and (III) extensions of credit to clients, in the case of each of clauses (I), (II) and (III), in the ordinary course of business consistent with past practice or (D) enter into any new line of business unrelated to the veterinary and animal health diagnostics business;

(viii)       make any capital expenditures other than (A) capital expenditures not to exceed the amounts set forth in the capital expenditure budget set forth in Section 6.1(a)(viii) of the Company Disclosure Schedule or (B) capital expenditures in the ordinary course of business consistent with past practice in an aggregate amount not in excess of $500,000;

(ix)         (A) other than in the ordinary course of business consistent with past practice, terminate, amend (other than by renewing on terms not otherwise materially different), or waive, release or assign any right under in a manner material and adverse to the Company and/or any of its Subsidiaries (as applicable) any Company Material Contract or enter into any Contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement (or amend any Contract such that it would constitute a Company Material Contract if such amendment were in effect on the date of this Agreement); provided, that for purposes of this Section 6.1(a)(ix), the definition of Company Material Contract (I) in subclauses (2) and (3) of clause (ii) thereof shall exclude the words “in each case, that is material to the Company and its Subsidiaries, taken as a whole” and (II) in clause (vi) thereof shall exclude the word “Contracts” in the parenthetical thereof, or (B) enter into any Contract that contains, or amend any Contract such that it would contain, terms that purport to be binding on Acquiror and its Affiliates (other than the Company and its Subsidiaries) after giving effect to the Merger and restrict their ability to (x) to compete in any business or with any person or in any geographic area (including any non-compete provisions) or (y) purchase or sell products or services from or to any person;

(x)          other than (i) as required by applicable Law or (ii) pursuant to the requirements of any written Contract (including any Company Benefit Plan) in existence as of the date hereof, (A) increase the compensation or benefits (including equity and equity-based awards) payable or to become payable to any Company Associate, (B) grant any increase in severance or termination pay to any Company Associate or pay or award, or commit to pay or award, any bonuses or incentive compensation (including equity and equity-based awards) to any Company Associate, (C) grant or award, or commit to grant or award, any equity or equity-based awards or incentives (including any Company Options, Company Restricted Stock Units or Company Restricted Stock) to any employee or other service provider of the Company and/or any of its Subsidiaries, (D) amend any existing written employment agreement or offer letter with any Company Associate who is a party to a written employment agreement or offer letter as of the date hereof, (E) amend or enter into any employment agreement or offer letter with (x) any Company Associate who is not a party to a written employment agreement or offer letter as of the date hereof or (y) any prospective employee or consultant who would be a Company Associate if such person was employed or engaged on the date hereof (other than, in the case of this clause (y), employment arrangements and offer letters with such persons providing for terms that are generally comparable to those offered to existing Company Associates with comparable duties and responsibilities, but in no event shall the foregoing apply to an executive officer of the Company and in no event shall any supplemental executive retirement benefits, retiree medical benefits or consulting agreements be provided to such persons), (F) establish, adopt, enter into, amend, renew or terminate any Collective Bargaining Agreement or Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if in effect on the date hereof), except for (x) any renewals of Company Benefit Plans that are health and welfare plans made in the ordinary course of business consistent with past practice that do not materially increase the costs of such Company Benefit Plans or (y) the provision of immaterial (both individually and in the aggregate) fringe benefits to any employee of the Company who is not a Company Associate in the ordinary course of business, (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any Company Associate, other than as expressly provided by this Agreement, (H) waive or modify any Restrictive Covenant, (I) terminate the employment of any Company Associate, other than for cause, without reasonable consultation with Acquiror, (J) hire any person who would be a Company Associate upon being hired without reasonable consultation with Acquiror or (K) other than in the ordinary course of business consistent with past practice, take any action referred to in the foregoing clauses (A), (B)and (G) with respect to any other employee or individual consultant;

(xi)         implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by GAAP or applicable Law;

(xii)        settle or compromise any Legal Proceeding, except for settlements or compromises (x) in the ordinary course consistent with past practice or (y) involving amounts to be paid by the Company in settlement of $500,000 or less, in each case ((x) and (y)), that (i) do not impose any restriction on its business or the business of its Subsidiaries or Affiliates, (ii) do not relate to any litigation by any of the Company’s stockholders in connection with this Agreement or the Merger and (iii) do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries; provided that the foregoing shall not permit the Company or any of its Subsidiaries to settle or compromise any Legal Proceeding that is not permitted pursuant to Section 6.5 or Section 6.13;

(xiii)       (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period or change any method of Tax accounting, except as may be required by Law or GAAP, (iii) file any material amended Tax Return, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or non-U.S. Law), (v) request any Tax ruling from any Governmental Entity, (vi) settle or compromise any material Tax liability or any audit, examination or other proceeding relating to a material amount of Taxes or surrender any claim for a material refund of Taxes, (vii) file any material Tax Returns inconsistent with past practice, (viii) except in the ordinary course of business consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, or (ix) take any action, or cause or otherwise permit any other person to take any action, outside the ordinary course of business which would reasonably be expected to (A) materially increase the Company’s or any of its Affiliates’ (which following the Closing shall include Parent and its Subsidiaries) liability for Taxes or (B) result in, or change the character of, any material amounts of income or gain (including any “subpart F income” as defined in Section 952 of the Code or “global intangible low-taxed income” as defined in Section 951A of the Code) that the Company or any of its Affiliates (which following the Closing shall include Parent and its Subsidiaries) must report on any Tax Return;

(xiv)       other than in the ordinary course of business consistent with past practice, relinquish, abandon or permit to lapse, or fail to take any action necessary to maintain, any of its rights in any material Company Registrations;

(xv)         other than in the ordinary course of business consistent with past practice, fail to maintain in full force and effect insurance policies covering the Company and its properties, businesses, assets and operations in a form and amount consistent, in all material respects, with those in place as of the date of this Agreement;

(xvi)       except in the ordinary course of business consistent with past practice, make or forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries;

(xvii)      modify, amend, terminate or grant any waiver of the Company Rights Determinations; or

(xviii)     authorize, offer to any third party, agree or commit (in writing or otherwise) to take any of the foregoing actions prohibited by this Section 6.1.

Section 6.2          Access; Integration Planning.

(a)          The Company shall and shall cause it Subsidiaries to afford Acquiror and its employees, accountants, consultants, internal and external legal counsel, financial advisors, tax advisors and other Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the valid termination of this Agreement in accordance with Article VIII and the Effective Time, to its and its Subsidiaries’ personnel, properties, Contracts, commitments, books and records (including Tax Returns) and, during such period, the Company shall, and shall cause its Subsidiaries to make available to Acquiror such other available information concerning its business, properties and personnel as Acquiror may reasonably request and shall instruct the Company’s (and its Subsidiaries’) independent accountants to provide access to their work papers and such other information (including Tax Returns and drafts of any U.S. federal income Tax Returns or other material state or non-U.S. income Tax Returns) as Acquiror may reasonably request. For the avoidance of doubt, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror, and shall use commercially reasonable efforts to, as soon as practicable after the date hereof (but in any event no later than 10 days after the date hereof), provide all information required under Sec. 20 of the German real estate transfer tax act to Acquiror, in order to ensure that Acquiror can meet its obligation to file timely notifications for German real estate transfer tax purposes in compliance with applicable Laws. The foregoing notwithstanding, the Company shall not be required to provide access to or make available to any person any document or information if doing so would, in the reasonable judgment of the Company and its outside counsel, violate any Law or the provisions of any Contract to which the Company or any of its Subsidiaries is a party or jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided that the Company will inform Acquiror of the general nature of the document or information being withheld and reasonably cooperate with Acquiror to provide such document or information in a manner that would not result in violation of Law or Contract or the loss or waiver of such privilege; provided, further, that any access or investigation pursuant to this Section 6.2(a) shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries. No investigation by Acquiror or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.

(b)          The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Merger shall be governed in accordance with the confidentiality agreement, dated as of February 28, 2023, between the Company and Parent (as may be amended or supplemented, the “Confidentiality Agreement”), and the clean room agreement, dated as of March 10, 2023, between the Company and Parent (as may be amended or supplemented, the “Clean Room Agreement”).

(c)          From and after the date hereof until the Effective Time, the Company and Acquiror shall, and shall cause their Subsidiaries and Representatives to, use their commercially reasonable efforts, subject to applicable Law, to cooperate with the other Party in connection with planning the integration of the business operations of the Surviving Corporation and Acquiror and their respective Subsidiaries following the Closing.

Section 6.3          No Solicitation by the Company.

(a)          Except as expressly permitted by this Section 6.3, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives: (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Parent and its Subsidiaries (including Acquiror) and their respective Representatives) that may be ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than (x) solely in response to an unsolicited inquiry, to refer the inquiring person to the terms of this Section 6.3 and to limit its communication exclusively to such referral or (y) upon receipt of a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 6.3, solely to the extent necessary to ascertain facts or clarify terms with respect to a Company Takeover Proposal for the Company Board of Directors to be able to have sufficient information to make the determination described in Section 6.3(c)), (C) approve, adopt, publicly recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)), (D) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL) inapplicable to any person (other than Acquiror and its Affiliates) or to any transactions constituting or contemplated by a Company Takeover Proposal, (E) otherwise cooperate with or assist or participate in any such inquiries, proposals, offers, discussions or negotiations or (F) resolve or agree to do any of the foregoing. The Company shall not, and shall cause its Subsidiaries not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or knowingly fail to enforce, any confidentiality obligations with respect to a Company Takeover Proposal or similar matter or any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party; provided that, prior to the time the Company Stockholder Approval is obtained, but not after, the Company may waive any standstill or similar provisions to the extent necessary to permit a person or group to make, on a confidential basis to the Company Board of Directors, a Company Takeover Proposal, conditioned upon such person agreeing to disclosure of such Company Takeover Proposal to Acquiror, in each case as contemplated by this Section 6.3 (provided, further, that the Company may only take such action if the Company Board of Directors determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that the failure of the Company Board of Directors to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law). None of the Company or its Subsidiaries shall enter into any confidentiality agreement or other agreement subsequent to the date hereof which prohibits the Company or any of its Subsidiaries from (x) providing to Acquiror or any of its Affiliates or Representatives the information required to be provided pursuant to this Section 6.3 or (y) otherwise complying with this Section 6.3. The Company and Acquiror hereby agree that all standstill or similar provisions in the Confidentiality Agreement shall, as of the date of this Agreement, terminate and be of no further force and effect.

(b)          The Company shall, and shall cause its Subsidiaries to, promptly after the date hereof request any person that has executed a currently in-effect confidentiality or non-disclosure agreement after January 1, 2020, and in connection with any actual or potential Company Takeover Proposal to promptly after the date of such request return or destroy all confidential information in the possession of such person or its Representatives (other than from any person with which the Company has entered into an Acceptable Confidentiality Agreement and, prior to the date of the earlier of (x) the receipt of the Company Stockholder Approval and (y) the return or destruction of such information, enters into negotiations or discussions regarding any Company Takeover Proposal in accordance with this Section 6.3 other than as a result of any breach of this Section 6.3 by the Company).

(c)          Anything to the contrary contained in Section 6.3(a) notwithstanding, if at any time after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, but not after, the Company or any of its Representatives receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 6.3 and if the Company Board of Directors determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal, then the Company and its Representatives may, prior to the time the Company Stockholder Approval is obtained, but not after, (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal; provided that the Company, to the extent permitted under applicable Law (including any applicable Antitrust Law), shall concurrently with the delivery to such person provide to Acquiror any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Acquiror (which non-public information, for the avoidance of doubt, shall be subject to the Confidentiality Agreement and the Clean Room Agreement, and may, in order to comply with applicable Law, be restricted to certain designated Representatives of Acquiror) and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Acquiror if the Company Board of Directors makes a determination that a Company Takeover Proposal constitutes or could reasonably be expected to result in a Company Superior Proposal or if the Company furnishes information or enters into discussions or negotiations as provided in this Section 6.3(c).

(d)          Without limiting the foregoing, the Company shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) notify Acquiror in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that constitutes or contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and a description of the material terms and conditions thereof. The Company shall keep Acquiror reasonably informed, on a reasonably current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by as promptly as practicable (and in any event within twenty-four (24) hours after receipt) providing to Acquiror a description of any changes to the material terms and conditions of such Company Takeover Proposal).

(e)          Except as expressly permitted by Section 6.3(f) or Section 6.3(g), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Acquiror, the Company Recommendation or (C) adopt, approve or recommend to stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)) (a “Company Acquisition Agreement”).

(f)          Anything to the contrary set forth in this Agreement notwithstanding, prior to the time that the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may, with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of this Section 6.3, make an Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 8.1(g) in order to substantially concurrently with such termination enter into a definitive agreement relating to such Company Takeover Proposal if and only if, prior to taking either such action, (i) the Company has complied with its obligations under this Section 6.3, (ii) the Company Board of Directors has determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal and (iii) the Company Board of Directors determines, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that prior to making such Adverse Recommendation Change or effecting such termination (and prior to making the determination set forth in clause (iii)), (A) the Company has given Acquiror at least five (5) Business Days’ prior notice of its intention to take such action, specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Takeover Proposal and has contemporaneously provided to Acquiror a copy of the Company Takeover Proposal and a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the material terms and conditions thereof), (B) the Company shall have negotiated, in good faith, with Acquiror and its Representatives during such notice period (if, and to the extent, Acquiror has indicated its desire to negotiate to the Company) to enable Acquiror to propose revisions to the terms of this Agreement such that it would cause such Company Takeover Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Acquiror (and not revoked), and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the Company Takeover Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed in writing by Acquiror (and not revoked) were to be given effect and (D) in the event of any change to any of the financial terms (including the form, amount, mix and timing of payment of consideration) or any other material terms of such Company Takeover Proposal, the Company shall, in each case, have delivered to Acquiror an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the five (5) Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (x) three (3) Business Days and (y) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.3(f) and Section 8.1(g) unless the Company pays, or causes to be paid, to Acquiror the Termination Fee pursuant to Section 8.3(c) prior to or concurrently with such termination. Anything to the contrary contained herein notwithstanding, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been, or is substantially concurrently, terminated in accordance with its terms.

(g)          Other than in connection with a Company Takeover Proposal, the Company Board of Directors may, at any time after the date of this Agreement and prior to the time the Company Stockholder Approval has been obtained, but not after, make an Adverse Recommendation Change in response to a Company Intervening Event (a “Company Intervening Event Recommendation Change”) if (i) the Company has complied with its obligations under this Section 6.3 and (ii) prior to taking such action, the Company Board of Directors has determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided that prior to making such Company Intervening Event Recommendation Change, (A) the Company has given Acquiror at least five (5) Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Company Intervening Event, (B) the Company shall have negotiated, in good faith, with Acquiror and its Representatives during such notice period to enable Acquiror to propose revisions to the terms of this Agreement (if, and to the extent, Acquiror has indicated its desire to negotiate to the Company) and (C) following the end of such notice period, the Company Board of Directors shall have considered, in good faith, any revisions to the terms of this Agreement proposed in writing by Acquiror (and not revoked), and shall have determined, in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to make a Company Intervening Event Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(h)          Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3) or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making any legally required (based upon the advice of outside counsel) disclosure to stockholders with regard to the transactions contemplated by this Agreement or a Company Takeover Proposal, or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided that, in the case of clauses (i), (ii) and (iii) of this Section 6.3(h), no such action or disclosure that would amount to an Adverse Recommendation Change shall be permitted, made or taken other than in compliance with this Section 6.3.

Section 6.4          Employee Matters.

(a)          For a period of at least twelve (12) months following the Effective Time (or, if earlier, the date of termination of the applicable Continuing Employee), Acquiror shall, or shall cause the Surviving Corporation to, (i) provide each employee of the Company or any of its Subsidiaries who continues as of the Effective Time to be employed by Acquiror, the Surviving Corporation or any Affiliate of Acquiror (each, a “Continuing Employee”) with at least the same level of base salary or hourly wage rate, as the case may be, and target cash bonus opportunity, in each case, that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) provide the Continuing Employees with employee benefits (excluding equity, compensation, non-qualified deferred compensation, defined benefit pension, post-employment health and welfare benefit plans and change in control, retention or other non-recurring compensation) that are substantially comparable in the aggregate to those provided to such Continuing Employee by the Company and any of its Subsidiaries immediately prior to the Effective Time (subject to the foregoing exclusions), and (iii) provide each Continuing Employee who is terminated without cause with the severance benefits and payments set forth on Section 6.4 of the Company Disclosure Schedule.

(b)          At the Effective Time, each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Acquiror employee benefit plans and arrangements (collectively, the “Acquiror Benefit Plans”) with respect to his or her length of service with the Company (and its Subsidiaries and predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits; provided, further, that the foregoing shall not be recognized with respect to benefit accruals under any defined benefit pension plan or for any purpose under any long-term incentive plan or post-employment welfare benefit plan.

(c)          In addition, and without limiting the generality of the foregoing, after the Effective Time Acquiror shall use its reasonable best efforts to (i) cause each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Acquiror Benefit Plans to the extent coverage under such Acquiror Benefit Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time; and (ii) for purposes of each Acquiror Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee from and after the Effective Time, (A) cause all pre-existing condition limitations, exclusions, waiting periods and actively at work requirements of such Acquiror Benefit Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such pre-existing condition limitations, exclusions, waiting periods or actively at work requirements were waived or satisfied under the comparable Company Benefit Plan and (B) recognize, or cause to be recognized, any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the date such Continuing Employee becomes eligible to participate in such Acquiror Benefit Plan to be taken into account under such Acquiror Benefit Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out of pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Acquiror Benefit Plan.

(d)          Unless other directed by Acquiror at least ten (10) Business Days prior to the Closing Date, the Company shall take all actions necessary to terminate the Company’s tax-qualified defined contribution 401(k) retirement plan (the “Company 401(k) Plan”), or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If the Company 401(k) Plan is terminated, the Company shall provide Acquiror with evidence that the Company 401(k) Plan has been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company, which such resolutions shall be provided to Acquiror at least three (3) Business Days prior to the Closing Date and shall be subject to Acquiror’s review and comment. If the Company 401(k) Plan is terminated, Acquiror shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Acquiror or one of its Subsidiaries (the “Acquiror 401(k) Plan”) that will cover eligible Continuing Employees effective as of, or as soon as administratively practicable but no later than ninety (90) days following, the Closing Date; provided, that the Company reasonably cooperates in facilitating administrative payroll and recordkeeping matters. In connection with the termination of the Company 401(k) Plan, Acquiror shall cause the Acquiror 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code. The Parties shall cooperate in good faith to work with the Company 401(k) Plan and Acquiror 401(k) Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company 401(k) Plan to the Acquiror 401(k) Plan. In the event that a process and procedure acceptable to the Company 401(k) Plan and Acquiror 401(k) Plan recordkeepers for effecting the in-kind rollover of loan promissory notes is agreed upon, the Parties shall take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the Company 401(k) Plan after the Closing, pending the distribution and in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(e)          Acquiror shall, or shall cause the Surviving Corporation to, pay to each Continuing Employee who is eligible to participate in the Company’s Management Incentive Plan or any other annual cash incentive compensation a payment equal to such Continuing Employee’s pro-rata target bonus amount under the Company’s Management Incentive Plan or other annual cash incentive compensation plan for the period between January 1, 2023 and the Closing Date. Such payments shall be made as soon as practicable upon or following, and in all events within 60 days following, the Closing Date.

(f)          The Parties hereto acknowledge and agree that all provisions contained in this Section 6.4 are included for the sole benefit of the Parties hereto, and that nothing in this Section 6.4, whether express or implied, (i) shall create any third-party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company or any Affiliate of the Company, any Continuing Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Acquiror or any of its Affiliates (including, following the Effective Time, the Surviving Corporation), (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or Acquiror Benefit Plan, or (iii) shall limit the right of Acquiror or its Affiliates (including, following the Effective Time, the Surviving Corporation) to amend, terminate or otherwise modify any Company Benefit Plan or Acquiror Benefit Plan. The Company will notify Acquiror of receipt of any notice of resignation of a Company Associate within five (5) days of receipt thereof.

Section 6.5          Regulatory Approvals; Efforts.

(a)          Subject to the other terms of this Agreement, including Section 6.5(b) and Section 6.5(d), Acquiror, Merger Sub and the Company shall use their respective reasonable best efforts to (i) promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to submit all notifications to and obtain all clearances, authorizations, consents, Orders and approvals of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully in promptly submitting all notifications and seeking to obtain all such clearances, authorizations, consents, Orders and approvals, and (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith including responding to any request for additional information or documentary material under the HSR Act as promptly as reasonably practicable. Each Party agrees to make promptly (but in no event later than the date which is ten (10) Business Days after the execution of this Agreement, unless otherwise mutually agreed to by the Parties) its respective filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, foreign investment or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to such applicable antitrust, competition, foreign investment or trade regulation Law.

(b)          Without limiting the generality of Acquiror’s and the Company’s undertakings pursuant to Section 6.5(a) but subject to Section 6.5(c), Section 6.5(d) and the proviso below, Acquiror and the Company (if requested by Acquiror) shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, foreign investment or trade regulation Law that may be asserted by any antitrust or competition Governmental Entity so as to enable the Parties hereto to close the Merger as promptly as practicable including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated hereby as soon as practicable; provided that, notwithstanding anything in this Agreement to the contrary, none of Parent, Acquiror, Merger Sub or any other Subsidiary of Parent shall be required to, and the Company and its Subsidiaries shall not without the prior written consent of Parent, take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 6.5 (A) that is not conditioned upon the consummation of the Merger, (B) with respect to any of Parent’s, Acquiror’s or their respective Subsidiaries operations, divisions, businesses, product lines, contracts, licenses, relationships, contractual rights or obligations, customers or assets or (C) that would result in, or would be reasonably likely to result in, the sale, divestiture or disposition of assets, properties or businesses of the Company or any of its Subsidiaries and/or the termination of any business (in any jurisdictions(s)) of the Company or any of its Subsidiaries that (x) generated more than $30,000,000 of annual consolidated revenues of the Company and its Subsidiaries in the North America segment (as defined in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022) during the 12-month period ending as of December 31, 2022 or (y) generated more than $30,000,000 of annual consolidated revenues of the Company and its Subsidiaries in the International segment (as defined in the Company’s Annual Report on Form 10-K for the year ending December 31, 2022) during the 12-month period ending as of December 31, 2022  (each of clause (A), (B) or (C), a “Burdensome Condition”). In addition, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement, each of the Parties shall, and shall cause its respective Affiliates to, in each case in accordance with and subject to Section 6.5(c) and Section 6.5(d), cooperate with each other in all respects and to use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any Governmental Entity in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing. Acquiror shall be responsible for all filing fees and other similar fees required to be paid in connection with obtaining any consent, approval, order or authorization of, or making any declaration or filing with, any Governmental Entity in connection with the discharge of the Parties’ obligations under this Section 6.5; provided that none of Parent, Acquiror, Merger Sub or any other Subsidiary of Parent shall be required to, and the Company and its Subsidiaries shall not, without the prior written consent of Acquiror, take any action under this Section 6.5 that would result in, or would be reasonably likely to result in, individually or in the aggregate, a Burdensome Condition.

(c)          Each Party shall promptly notify the other Party of any communication received from, or given by such Party or any of its Affiliates to, any Governmental Entity or person relating to the matters that are the subject of this Agreement and shall permit the other Party (and its advisors) to review in advance any proposed communication by such Party (and its advisors) to any Governmental Entity and shall consider in good faith the views of the other Party in connection with any such proposed communication. None of the Parties shall participate in any substantive meeting or conference, whether in person or by telephone, with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing. The Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Acquiror and the Company may, as each deems advisable and necessary, (i) redact or remove references concerning the valuation of the businesses of the Company and its Subsidiaries and (ii) reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 6.5(c) as “counsel only” or, as appropriate, as “outside counsel only.”  This Section 6.5(c) shall not apply with regard to Tax matters.

(d)          The Parties acknowledge and agree that Acquiror shall control and direct, and the Company will cooperate reasonably, subject to applicable Law, with such direction and control, regarding the filings (including where to file) and any withdrawals and/or refiling thereof, strategies, process, negotiation of settlements (if any), and related proceedings contemplated by this Section 6.5, including for the avoidance of doubt the marketing or sale of any part of the Company’s, the Acquiror’s or any of their respective Affiliates’ businesses or assets; provided that Acquiror shall consult with and consider in good faith the views of the Company regarding the form and content of any such filings, withdrawals, refilings, strategies, processes, negotiations and related proceedings. Notwithstanding anything to the contrary in this Section 6.5, any reasonable actions or strategies pursued by Acquiror (i) to avoid, resist or reduce the scope of any action that may be sought or required to satisfy the conditions in Section 7.1(b) and Section 7.1(c) or (ii) pertaining to the submission of all required notifications to any Governmental Entity and obtaining the consent of any Governmental Entity, shall be deemed consistent with its obligations under this Section 6.5 so long as such action or strategy does not delay satisfaction of the conditions set forth in Article VII to a date beyond the Outside Date, as the same may be extended to the Extended Outside Date or Further Extended Outside Date, as applicable; provided that nothing in this Agreement shall require Parent, Acquiror, Merger Sub or any other Subsidiary of Parent to take any action that would result in, or would be reasonably likely to result in, individually or in the aggregate, a Burdensome Condition.

(e)          Prior to the Closing, none of Parent, Acquiror, the Company or any of their respective Subsidiaries shall acquire any businesses or securities of a third party if such acquisition would, or would reasonably be expected to, prevent or materially delay satisfaction of the conditions set forth in Section 7.1(b) or Section 7.1(c).

(f)          Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Acquiror and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company Shares from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.6          Preparation of the Proxy Statement; Company Special Meeting.

(a)          As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form (and shall use its reasonable best efforts to do so within 30 days of the date of this Agreement). Acquiror shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Acquiror and Merger Sub that is required in connection with the preparation of the Proxy Statement. The Company will respond as promptly as practicable to any comments from the SEC or the staff of the SEC. No filing of, or amendment or supplement to, the Proxy Statement, will be made by the Company without providing Acquiror and its counsel a reasonable opportunity to review and comment thereon, and the Company shall reasonably consider all such comments in good faith. The Company shall notify Acquiror as promptly as practicable of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Acquiror with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. If, at any time prior to the Company Special Meeting (or any adjournment or postponement thereof), any information relating to Acquiror or the Company, or any of their respective Affiliates, officers or directors, is discovered by Acquiror or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (or confirmation of no comments to, or further review of, the preliminary Proxy Statement by the SEC or the staff of the SEC) (such date, the “Clearance Date”) (and in any event no later than five (5) Business Days following the Clearance Date).

(b)          Subject to Section 6.3(f), the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Special Meeting”) as promptly as practicable following the Clearance Date. The Company shall, subject to Section 6.6(c), convene the Company Special Meeting on or around the twentieth (20th) Business Day following the commencement of the mailing of the Proxy Statement to its stockholders. Except as expressly permitted by Section 6.3, the Company Board of Directors (or any committee thereof) shall not make any Adverse Recommendation Change and, unless the Company shall have made an Adverse Recommendation Change if, and to the extent, permitted by this Agreement, shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Special Meeting.

(c)          The Company shall cooperate with and keep Acquiror informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Special Meeting only (i) if, as of the time which the Company Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting or to the extent that at such time the Company has not received proxies sufficient to allow receipt of the Company Stockholder Approval, (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined, in good faith, after consultation with the Company’s outside legal counsel, is necessary or required to be filed and disseminated under applicable Law, the Company Certificate or the Company Bylaws or (iii) with the prior written consent of Acquiror; provided, however, that any such adjournment or postponement shall be for not more than the amount of time, in the reasonable judgment of the Company (after consultation with its outside legal counsel and after reasonably consulting with Acquiror and its outside legal counsel), is necessary to comply with applicable Law or the Company Certificate or the Company Bylaws, and, in any event, shall not be to a date that is later than 10 Business Days after the date for which the Company Stockholder Meeting was originally scheduled. Any additional postponements or adjournments shall be by mutual agreement of Acquiror and the Company. In no event will the record date of the Company Special Meeting be changed without Acquiror’s prior written consent, unless required by applicable Law. The Company shall, at the instruction of Acquiror, postpone or adjourn the Company Special Meeting if there are not sufficient affirmative votes in person or by proxy at such meeting to adopt this Agreement to allow reasonable time for the solicitation of proxies for the purposes of obtaining the Company Stockholder Approval. During any such period of adjournment or postponement, the Company shall continue to comply with its obligations under Section 6.3 and this Section 6.6. Without the prior written consent of Acquiror, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Special Meeting.

(d)          The Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law, and unless the Company Board of Directors has effected an Adverse Recommendation Change, the Company shall use its reasonable best efforts to secure Company Stockholder Approval at the Company Special Meeting. The Company shall cooperate with and keep Acquiror informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement.

Section 6.7          Takeover Statutes. The Company shall not take any action that would cause the Merger to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.8          Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Acquiror and the Company. The Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement, statement or disclosure prior to such consultation, except as may be required by Law, by the rules and regulations of NASDAQ or in connection with an Adverse Recommendation Change (in which case the Company shall provide to Acquiror a draft of such public announcement or statement as far in advance as reasonably practicable); provided that (w) each of the Company and Acquiror may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Acquiror (or made by one Party after having consulted with the other Party), (x) no public announcement or statement or other disclosure shall be made in connection with an Adverse Recommendation Change unless it is made in compliance with Section 6.3 and (y) this Section 6.8 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement.

Section 6.9          Indemnification and Insurance.

(a)          All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time, and any rights to advancement of expenses, existing as of the date hereof in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer of the Company or any of the Company’s Subsidiaries or any of their respective predecessors (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) as provided in the Company Organizational Documents (or Company Subsidiary Organizational Documents in effect as of the date hereof) or any indemnification agreements in existence as of the date hereof (and provided to Acquiror), shall survive the Merger and continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder with respect to acts or omissions occurring at or prior to the Effective Time of such Company Indemnified Parties. From and after the Effective Time, Acquiror shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)          From and after the Effective Time, the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless each Company Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such person is or was a director or officer of the Company, any of the Company’s Subsidiaries or any of their respective predecessors or, while serving as a director or officer, and pertaining to matters existing or occurring or actions or omissions taken prior to or at the Effective Time, including with respect to this Agreement and the Merger, in each case, to the fullest extent permitted by the Company Organizational Documents (or Company Subsidiary Organizational Documents), and the Surviving Corporation shall, and Acquiror shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by the Company Organizational Documents (or Company Subsidiary Organizational Documents, as applicable); provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judicial determination that such Company Indemnified Party is not entitled to indemnification under this Section 6.9 or otherwise. Neither Acquiror nor the Surviving Corporation shall, without the prior written consent of the applicable Company Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed) settle, compromise or consent to the entry of any judgment in any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for which such Company Indemnified Party would reasonably be expected to be entitled to indemnification hereunder, unless such settlement, compromise or consent (i) does not require such Company Indemnified Party to perform any covenant or refrain from engaging in any activity and (ii) does not include any statement as to, or an admission of, fault, violation, culpability, malfeasance or nonfeasance by, or on behalf of, such Company Indemnified Party. Acquiror and the Surviving Corporation shall provide the applicable Company Indemnified Party with the opportunity to participate in the defense of any matter for which such Company Indemnified Party would reasonably be expected to be entitled to indemnification hereunder. Acquiror’s and the Surviving Corporation’s obligations under this Section 6.9(b) shall continue in full force and effect for the period beginning upon the Effective Time and ending six (6) years from the Effective Time; provided that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, asserted or made within such period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

(c)          Prior to the Effective Time, at the Company’s option, the Company shall, or, if the Company is unable to, Acquiror shall, cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case with respect to acts or omissions occurring at or prior to the Effective Time and for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as in effect as of the date of this Agreement; provided, however, that the Company (or the Surviving Corporation, as applicable) shall not pay an amount for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance for the policy period that includes the date of this Agreement. If such “tail” prepaid policy has been obtained by either the Company or the Surviving Corporation prior to or as of the Effective Time, Acquiror shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement, or (ii) Acquiror will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company Indemnified Parties who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company as of the date of this Agreement or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Acquiror and the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of three hundred percent (300%) of the annual premium currently paid by the Company for such insurance for the policy period that includes the date of this Agreement; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Acquiror or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), for a cost not exceeding such amount.

(d)          The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents (or Company Subsidiary Organizational Documents), by Contract or otherwise. Notwithstanding anything in this Agreement to the contrary, following the Effective Time, no Party shall amend, or seek to amend, this Section 6.9 (except to the extent such amendment permits the Company to provide broader indemnification rights on a retroactive basis to the Company Indemnified Parties).

(e)          In the event that the Surviving Corporation or Acquiror or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Acquiror and/or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns or transferees of the Surviving Corporation or Acquiror, as the case may be, expressly assume or succeed to the obligations set forth in this Section 6.9.

Section 6.10        Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Acquiror or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Acquiror shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.11        Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company (including each director and officer of the Company) to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. The Company shall provide Acquiror with a reasonable opportunity to review any resolutions or other documents in respect of the actions described in this Section 6.11 and will implement any reasonable comments that are timely provided by Acquiror in respect thereof.

Section 6.12        Convertible Notes. Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall, in consultation with Acquiror, take all actions required by, or reasonably requested by Acquiror pursuant to and in compliance with, the Convertible Notes Indenture and applicable Law to be performed by the Company at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including the giving of any notices that may be required by the Convertible Notes Indenture or reasonably requested by Acquiror and delivery to the trustee, noteholders or other applicable persons, as applicable, of any documents or instruments required by the Convertible Notes Indenture or reasonably requested by Acquiror to be delivered at or prior to the Effective Time to such trustee, noteholders or other applicable persons, including, but not limited to, any supplemental indenture, certificate or legal opinion, in each case in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger, or as otherwise required by the Convertible Notes Indenture. The Company shall not, without Acquiror’s prior written consent, irrevocably elect any settlement method that would be applicable to conversions whose settlement will occur after the Effective Time. The Company shall provide Acquiror and its legal counsel reasonable opportunity to review and comment on any notice or other documentation (including any supplemental indenture) in connection with the execution and delivery of this Agreement, the transactions contemplated hereby, including the Merger, or as otherwise required by the Convertible Notes Indenture prior to delivery or execution thereof, as applicable, and the Company shall in good faith consider any such comments in such notice or documentation prior to delivery or execution.

Section 6.13        Transaction Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any stockholder or other holder of any Company Securities (whether directly or on behalf of the Company or otherwise) against the Company and/or its directors or officers, the Company shall (i) promptly notify Acquiror of such litigation, (ii) keep Acquiror reasonably informed with respect to the status thereof and (iii) give Acquiror the opportunity to participate, subject to a customary joint defense agreement, in the defense or settlement of any such litigation. Notwithstanding anything to the contrary contained herein, the Company shall not settle or enter into any negotiations for full or partial settlement of any such litigation, including, in each case, any payment of fees, without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that Acquiror shall not be obligated to consent to any settlement that does not include a full release of Acquiror and its Affiliates or that imposes equitable relief upon Acquiror or its Affiliates (including, after the Effective Time, the Company and its Subsidiaries).

Section 6.14        Obligations of Merger Sub and Surviving Corporation. Acquiror shall cause Merger Sub or the Surviving Corporation, as applicable, to perform its obligations under this Agreement, and, prior to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in, or contemplated by, this Agreement.

Section 6.15        Notification of Certain Matters.

(a)         Each of the Company and Acquiror shall promptly notify the other of (i) any written notice or other communication received by such Party (or any of its controlled Affiliates or, to such Party’s knowledge, any of its other Affiliates or Representatives) from any person alleging that the consent of such person is or may be required in connection with the Merger, if the failure to obtain such consent would reasonably be expected to materially affect, impede or impair the consummation of the Merger and (ii) any Legal Proceedings commenced or, to such Party’s knowledge, threatened against, the Company or Acquiror or any of their respective Affiliates, that seek to materially impede or delay the consummation of the Merger, or that make allegations that, if true, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

(b)         The Company shall promptly notify Acquiror of (i) any inaccuracy of any representation or warranty of the Company contained herein in any material respect at any time during the term hereof and (ii) any failure of the Company (or its Subsidiaries) to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, in each case, if and only to the extent that such inaccuracy, or such failure, would reasonably be expected to cause either of the conditions to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.15(b) shall not affect or be deemed to modify any representation or warranty (or cure any inaccuracy thereof) of the Company set forth in this Agreement or the conditions to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

(c)         Acquiror shall promptly notify the Company of (i) any inaccuracy of any representation or warranty of Acquiror or Merger Sub contained herein in any material respect at any time during the term hereof and (ii) any failure of Acquiror or Merger Sub to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, in each case, if and only to the extent that such inaccuracy, or such failure, would reasonably be expected to cause either of the conditions to the obligations of Acquiror and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.15(c) shall not affect or be deemed to modify any representation or warranty of Acquiror or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the Parties hereunder.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by each of the Company and Acquiror, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following conditions:

(a)          Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)          No Legal Prohibition. (i) No Order by any Governmental Entity of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger (any of the foregoing, a “Legal Restraint”) and (ii) no Legal Proceeding shall have been brought by any Governmental Entity, and remain pending, that seeks an Order that would impose a Legal Restraint.

(c)          Regulatory Approval. (i) Any waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated; and (ii) all other clearances or approvals under applicable Antitrust Laws in the jurisdictions set forth on Section 7.1(c) of the Company Disclosure Schedule (collectively, “Regulatory Approvals”), shall have been obtained, or are deemed obtained, or the respective authority concluded no jurisdiction.

Section 7.2          Conditions to Obligations of Acquiror and Merger Sub. The respective obligations of Acquiror and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Acquiror, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in (i) Article IV (other than in the Company Fundamental Representations, Section 4.2(a) (Capital Stock), Section 4.3(a)(iv) and Section 4.3(e) (Corporate Authority Relative to this Agreement; No Violation) and Section 4.12(b) (Absence of Certain Changes or Events)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect; (ii) the Company Fundamental Representations shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; (iii) Section 4.2(a) (Capital Stock) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies and (iv) Section 4.12(b) (Absence of Certain Changes or Events) and Section 4.3(a)(iv) and Section 4.3(e) (Corporate Authority Relative to this Agreement; No Violation) shall be true and correct at and as of the date of this Agreement; provided that, in the case of clauses (i), (ii) and (iii) above, representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii) above, as applicable) only as of such date or period.

(b)          Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all covenants required by the Agreement to be performed or complied with by it prior to the Closing.

(c)          No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement.

(d)          Closing Certificate. The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e)          Burdensome Condition. (i) No Burdensome Condition shall be a condition to receipt of any Regulatory Approval, (ii) there shall not be in effect at or upon the Closing any Order or Law resulting, individually or in the aggregate, in a Burdensome Condition and (iii) no Regulatory Approval shall contain, include or impose any Burdensome Condition.

Section 7.3          Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Acquiror set forth in (i) Article V (other than in Section 5.1 and Section 5.2 (other than Section 5.2(c)(ii))) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Acquiror Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have an Acquiror Material Adverse Effect and (ii) Section 5.1 and Section 5.2 (other than Section 5.2(c)(ii)) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period.

(b)          Performance of Obligations of Acquiror and Merger Sub. Each of Acquiror and Merger Sub shall have performed or complied with in all material respects all covenants required by the Agreement to be performed or complied with by it prior to the Closing.

(c)          Closing Certificate. Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1          Termination or Abandonment. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows:

(a)          by the mutual written consent of the Company and Acquiror;

(b)          by either the Company or Acquiror, if the Effective Time shall not have occurred on or prior to April 1, 2024 (the “Outside Date”); provided that if on or after April 1, 2024 all of the conditions to Closing, other than the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(e) (in each case, as it relates to an Antitrust Law), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Party to July 1, 2024 (the “Extended Outside Date”); provided, further, that if on or after July 1, 2024 all of the conditions to Closing, other than the conditions set forth in Section 7.1(b), Section 7.1(c) and Section 7.2(e) (in each case, as it relates to an Antitrust Law), shall have been satisfied or shall be capable of being satisfied at such time, the Extended Outside Date may be further extended by either Party to September 30, 2024 (the “Further Extended Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure of the Closing to have occurred on or before the Outside Date, Extended Outside Date or Further Extended Outside Date, as applicable, was primarily due to the failure of such Party to perform any of its obligations under this Agreement (which failure constitutes a material breach of this Agreement);

(c)          by either the Company or Acquiror if, prior to the Effective Time, any Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have complied in all material respects with its obligations under Section 6.5 to contest, appeal and remove such Legal Restraint; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the issuance of the Legal Restraint or the occurrence of any such other action was primarily due to the failure of such Party to perform any of its obligations under this Agreement (which failure constitutes a material breach of this Agreement);

(d)          by either the Company or Acquiror, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof;

(e)          by the Company if (i) Acquiror or Merger Sub has breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the conditions in Section 7.3(a) or Section 7.3(b) not being satisfied and (ii) which breach, failure to perform or inaccuracy (A) is either not curable or (B) if capable of being cured, is not cured by the earlier of (I) the Outside Date, Extended Outside Date or Further Extended Outside Date, as applicable, and (II) the date that is twenty (20) Business Days following written notice from the Company to Acquiror; provided, however, that the right to terminate the Agreement pursuant to this Section 8.1(e) shall not be available to the Company if it is then in breach of any representations, warranties, covenants or agreements under this Agreement (which breach would result in the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not being satisfied);

(f)          by Acquiror (i) if the Company has breached any representation, warranty, covenant or other agreement contained in this Agreement (other than an intentional and material breach of Section 6.3), which breach would result in the conditions in Section 7.2(a), Section 7.2(b) or Section 7.2(c) not being satisfied and (ii) which breach, failure to perform or inaccuracy (A) is either not curable or (B) if capable of being cured, is not cured by the earlier of (I) the Outside Date, Extended Outside Date or Further Extended Outside Date, as applicable, and (II) the date that is twenty (20) Business Days following written notice from Acquiror to the Company; provided, however, that the right to terminate the Agreement pursuant to this Section 8.1(f) shall not be available to the Acquiror if it is then in breach of any representations, warranties, covenants or agreements under this Agreement (which breach would result in the conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied);

(g)          by the Company, prior to receipt of the Company Stockholder Approval, in order to substantially concurrently with such termination enter into a definitive agreement relating to a Company Superior Proposal to the extent permitted by and subject to the terms of Section 6.3(f) so long as the Company pays, or causes to be paid, to Acquiror the Termination Fee pursuant to Section 8.3(c) prior to or concurrently with, and as a condition to the effectiveness of, such termination; or

(h)          by Acquiror, (i) at any time following an Adverse Recommendation Change or (ii) if the Company shall have materially breached Section 6.3; provided that Acquiror’s right to terminate this Agreement pursuant to this Section 8.1(h) shall expire upon receipt of the Company Stockholder Approval.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other Parties in accordance with Section 9.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.2          Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except that the Confidentiality Agreement, the Clean Room Agreement and the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Acquiror or Merger Sub, on the other hand, to the other except (a) as provided in Section 8.3 or (b) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 8.3          Termination Fees and Remedies.

(a)          If (i) Acquiror or the Company terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(d) or Acquiror terminates this Agreement pursuant to Section 8.1(f) (or this Agreement is terminated under any other provision of Section 8.1, and at such time could have been terminated under any of the foregoing Sections), (ii) a Company Takeover Proposal shall have been made or publicly made known after the date of this Agreement and not, as applicable, (x) in the case of a Company Takeover Proposal that has not been publicly made known after the date of this Agreement, withdrawn in writing in good faith (with a copy of such written withdrawal having been delivered to Acquiror), or (y) in the case of a proposal made known publicly, publicly withdrawn, in each case ((x) and (y)), prior to such termination (in the case of a termination pursuant to Section 8.1(b) or Section 8.1(f)) or the later of the Company Special Meeting and any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(d)) and (iii) at any time on or prior to the first (1st) anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal (provided that references in the definition of “Company Takeover Proposal” to twenty percent (20%) shall be deemed to be fifty percent (50%)) with any person (a “Company Takeover Transaction”), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction and the consummation of any Company Takeover Transaction.

(b)          If Acquiror terminates this Agreement pursuant to Section 8.1(h), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, within three (3) Business Days after such termination.

(c)          If this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall pay or cause to be paid to Acquiror or its designee the Termination Fee, by wire transfer (to an account designated by Acquiror) in immediately available funds, prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(d)          “Termination Fee” shall mean a cash amount equal to $45,000,000. Anything to the contrary in this Agreement notwithstanding, if the Termination Fee shall become due and payable in accordance with this Section 8.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 8.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.3 except in the case of fraud or Willful Breach and Acquiror agrees, on behalf of itself and its Affiliates and their respective Representatives, that, following payment by the Company to Acquiror of the Termination Fee, no person shall be entitled to bring or maintain any Legal Proceeding against the Company or any of its Affiliates or any of their respective Representatives relating to, or arising out of, this Agreement, any of the transactions contemplated hereby or any matter forming the basis of this Agreement’s termination, except in each case for fraud or Willful Breach. In no event shall Acquiror or its designee be entitled to more than one (1) payment of the Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.

(e)          If this Agreement is terminated by (i) either Acquiror or the Company pursuant to Section 8.1(b) and at the time of such termination any of the conditions to the Closing set forth in Section 7.1(c), Section 7.1(b) (solely as a result of a Legal Restraint in respect of an Antitrust Law issued or entered after the date of this Agreement) or Section 7.2(e) shall not have been fulfilled (or waived to the extent permissible under applicable Law) but all other conditions to the Closing set forth in Article VII either have been waived or fulfilled or would be fulfilled if the Closing were to occur on such date or (ii) either Acquiror or the Company pursuant to Section 8.1(c) (solely as a result of a final and non-appealable Legal Restraint in respect of an Antitrust Law issued or entered after the date of this Agreement), the Company shall become entitled to a cash amount equal to $60,000,000, which shall be paid, or caused to be paid, by Acquiror to the Company or its designee, by wire transfer (to an account designated by the Company) in immediately available funds, within three Business Days after the applicable termination (“Reverse Termination Fee”).

(f)          Anything to the contrary in this Agreement notwithstanding, if the Reverse Termination Fee shall become due in accordance with this Section 8.3, from and after such termination and payment of the Reverse Termination Fee in full pursuant to and in accordance with this Section 8.3, none of Parent, Acquiror or Merger Sub shall have any further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.3 except in the case of fraud or Willful Breach and the Company agrees, on behalf of itself and its Affiliates and their respective Representatives, that, following payment by Acquiror to the Company of the Reverse Termination Fee, no person shall be entitled to bring or maintain any Legal Proceeding against Acquiror or any of its Affiliates or any of their respective Representatives relating to, or arising out of, this Agreement, any of the transactions contemplated hereby or any matter forming the basis of this Agreement’s termination, except in each case for fraud or Willful Breach. In no event shall the Company or its designee be entitled to more than one (1) payment of the Reverse Termination Fee in connection with a termination of this Agreement pursuant to which such Reverse Termination Fee is payable.

(g)          Each of the Parties hereto acknowledges that the payment of the Termination Fee or the Reverse Termination Fee, as applicable, is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which the Termination Fee or Reverse Termination Fee is due and payable, and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Each of the Company and Acquiror acknowledges that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the other Party would not enter into this Agreement. Accordingly, if a Party fails to pay in a timely manner any amount due pursuant to this Section 8.3, then (i) such Party shall reimburse the payee Party or its designee for all reasonable costs and expenses (including reasonable disbursements and fees of outside legal counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) such Party shall pay to the payee Party or its designee interest on such amount from and including the date payment of such amount was due but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2.00%).

ARTICLE IX

MISCELLANEOUS

Section 9.1          No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time (including, for the avoidance of doubt, Section 6.9 (Indemnification and Insurance)).

Section 9.2          Expenses. Except as set forth in Section 6.5(b) and Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses.

Section 9.3          Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4          Governing Law. This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.5          Jurisdiction; Specific Enforcement.

(a)          Each of the Parties hereto (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such Chosen Court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the Parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.7 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(b)          The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the courts designated in Section 9.5(a) without proof of actual damages, and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 8.3. Nothing contained in this Section 9.5(b) shall be deemed to be an election of remedies. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5; and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of this Agreement.

Section 9.6          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7          Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email to the Party to be notified (with notice deemed given upon transmission; provided, that no “bounceback” or notice of non-delivery is received); or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

If to Acquiror, Parent or Merger Sub, to:

c/o Mars, Incorporated
6885 Elm Street
McLean, VA, 22101
Attention:     Peter Seka, General Counsel, Corporate Development
Email:           peter.seka@effem.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
(212) 735-3000
Attention:     Howard Ellin
                     Neil Stronski
Email:          Howard.Ellin@skadden.com
                      Neil.Stronski@skadden.com

If to the Company, to:

Heska Corporation
3760 Rocky Mountain Avenue
Loveland, Colorado 80538
Attention:     Christopher Sveen, Executive Vice President, Chief
                     Administrative Officer, General Counsel and Corporate
                     Secretary of Heska Corporation and President, Diamond
                     Animal Health
Email:          Christopher.Sveen@Heska.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention:     Saee Muzumdar
Email:           SMuzumdar@gibsondunn.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or three (3) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8          Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided that each of Merger Sub and Acquiror may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent upon prior written notice to the Company, but no such assignment shall relieve Parent, Acquiror or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10        Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto, the Confidentiality Agreement and the Clean Room Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 9.11        Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Acquiror, and Merger Sub; provided that, without the further approval of the stockholders of the Company and the sole member of Merger Sub, no such amendment or waiver shall be made or given after the Company Stockholder Approval that requires the approval of the stockholders of the Company or the sole member of Merger Sub under the DGCL or DLLCA, as applicable, unless the required further approval is obtained. At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Acquiror and Merger Sub, on the other hand, may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Acquiror or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Acquiror and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. The foregoing notwithstanding, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12       Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13       No Third-Party Beneficiaries. Except for (a) the right of the Company Indemnified Parties to enforce the provisions of Section 6.9 (Indemnification and Insurance), (b) at and after the Effective Time, the rights of the holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Company Options, Company Restricted Stock and Restricted Stock Units to receive the payments contemplated by the applicable provisions of Section 3.3, in each case in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages for Acquiror’s or Merger Sub’s breach of this Agreement (provided, however, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (d) of this Section 9.13 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion), each of Acquiror, Merger Sub and the Company agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.14        Interpretation.

(a)          It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement.

(b)          For the purposes of this Agreement, (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (iv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vi) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (vii) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (viii) references to “written” or “in writing” include in electronic form; (ix) provisions shall apply, when appropriate, to successive events and transactions; (x) a reference to any person includes such person’s successors and permitted assigns; (xi) references to “$” shall mean U.S. dollars; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (xiv) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes; and (xv) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Each of the Parties has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.15        Guaranty.

(a)         Parent, in order to induce the Company to execute and deliver this Agreement, hereby absolutely, unconditionally and irrevocably guarantees (the “Guaranty”) each and every covenant, agreement and other obligation of Acquiror and Merger Sub, including the due, punctual and full payment and performance of Acquiror’s and Merger Sub’s (including their permitted designees’ and assigns’) obligations hereunder when due (and including, for the avoidance of doubt, in connection with any breach of any of Acquiror’s and Merger Sub’s representations, warranties or covenants herein), subject to any and all limitations on Acquiror’s and Merger Sub’s covenants, agreements and other obligations hereunder.

(b)         This Guaranty is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this Guaranty is full and unconditional, and no release or extinguishment of Acquiror’s and Merger Sub’s and/or their respective designees’ or assigns’ Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this Guaranty. Parent hereby waives (i) any right to require the Company, as a condition of payment or performance by Parent of any obligations of Acquiror or Merger Sub hereunder, to proceed against Acquiror or Merger Sub or pursue any other remedy whatsoever in the event that Acquiror or Merger Sub fails to perform its obligations hereunder, and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by Law which limit the liability of or exonerate guarantors or sureties.

(c)         Parent represents and warrants to the Company that (i) Parent is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority necessary to execute and deliver this Guaranty, and to perform its obligations hereunder, (ii) the execution, delivery and performance by Parent of this Guaranty have been approved by all requisite corporate action, and (iii) no other action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this Guaranty. Except for the representations and warranties of Parent expressly set forth in this Section 9.15(c) and of Acquiror and Merger Sub expressly set forth in Article V, or in a certificate delivered pursuant to this Agreement, none of Parent, Acquiror, Merger Sub or any other person on behalf of Parent, Acquiror or Merger Sub makes any express or implied representation or warranty with respect to Parent, Acquiror, Merger Sub or with respect to any other information provided to the Company or any of its Affiliates in connection with the transactions contemplated hereby.

(d)         Without limiting in any way the foregoing Guaranty, but subject in all respects to any and all limitations on Acquiror’s and Merger Sub’s covenants, agreements and other obligations hereunder, Parent agrees to cause, and to take all actions to enable, Acquiror and Merger Sub to adhere to each provision of the Agreement which requires an act or omission on the part of Acquiror or Merger Sub or any of their respective Affiliates to cause or enable Acquiror and Merger Sub to comply with their respective obligations under this Agreement.

(e)         The provisions of Section 9.1 (No Survival), Section 9.2 (Expenses), Section 9.3 (Counterparts; Effectiveness), Section 9.4 (Governing Law), Section 9.5 (Jurisdiction; Specific Enforcement), Section 9.6 (Waiver of Jury Trial), Section 9.7 (Notices), Section 9.8 (Assignment; Binding Effect), Section 9.9 (Severability), Section 9.10 (Entire Agreement), Section 9.11 (Amendments; Waivers), Section 9.12 (Headings), Section 9.13 (No Third-Party Beneficiaries) and Section 9.14 (Interpretation) of this Agreement will be deemed to be applicable to this Section 9.15, and for the purposes of such Sections, Parent shall be considered a “Party”.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HESKA CORPORATION

By:	/s/ Kevin S. Wilson
Name:	Kevin S. Wilson
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

ANTECH DIAGNOSTICS, INC.

By:	/s/ Jean-Christophe Roux
Name:	Jean-Christophe Roux
Title:	Authorized Signatory

By:	/s/ Peter Seka
Name:	Peter Seka
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

HELSINKI MERGER SUB LLC

By:	/s/ Nefertiti Greene
Name:	Nefertiti Greene
Title:	President

By:	/s/ Timothy Hirsch
Name:	Timothy Hirsch
Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

MARS, INCORPORATED
(solely for the purposes of Section 9.15)

By:	/s/ Jean-Christophe Roux
Name:	Jean-Christophe Roux
Title:	Authorized Signatory

By:	/s/ Peter Seka
Name:	Peter Seka
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]